UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 1)

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HARMONIC INC.
(Name of Registrant as Specified In Its Charter)

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HARMONIC INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 27, 2012

TO THE STOCKHOLDERS OF HARMONIC INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harmonic Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 27, 2012, at 10:00 A.M., Pacific Time, at the Company’s principal offices, 4300 North First Street, San Jose, California 95134, for the following purposes:

1. To elect seven directors to serve until the earlier of the 2013 Annual Meeting of Stockholders or until their successors are elected and duly qualified.

2. To hold an advisory vote on executive compensation.

3. To approve an amendment to the 1995 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 5,000,000 shares.

4. To approve an amendment to the 2002 Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 450,000 shares.

5. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2012.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the Internet. Only stockholders of record at the close of business on May 1, 2012 are entitled to Notice of Internet Availability of Proxy Materials and to vote at the annual meeting and any adjournment or postponement thereof. We expect to mail the Notice of Internet Availability of Proxy Materials on or about May 15, 2012.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to vote as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or by telephone, as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder of record attending the meeting may vote in person even if such stockholder has previously voted by another method.

By Order of the Board of Directors,

Carolyn V. Aver,
Secretary

San Jose, California

May 8, 2012

YOUR VOTE IS IMPORTANT

In order to assure your representation at the annual meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU (A) VOTE BY TELEPHONE, VOTE BY INTERNET, OR REQUEST A PAPER PROXY CARD AND COMPLETE, SIGN, DATE AND RETURN SUCH PAPER PROXY CARD BY MAIL, OR (B) ATTEND THE ANNUAL MEETING AND VOTE IN PERSON.

PROXY STATEMENT TABLE OF CONTENTS

HARMONIC INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

4300 NORTH FIRST STREET

SAN JOSE, CALIFORNIA 95134

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Harmonic Inc., a Delaware corporation (“Harmonic” or the “Company”), for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, June 27, 2012, at 10:00 A.M, Pacific Time, or at any adjournments and postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal offices, 4300 North First Street, San Jose, California 95134. The telephone number of the Company’s principal offices is 1-408-542-2500.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT FOR STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 27, 2012.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing to our stockholders proxy materials, including our 2011 Annual Report on Form 10-K (collectively, the “Proxy Materials”), on the Internet. This process is designed to expedite stockholders’ receipt of materials, lower the cost of the Annual Meeting, and conserve natural resources. On or about May 15, 2012, we will send a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) by email to those stockholders who previously requested to receive the Proxy Materials electronically and by mail to all other stockholders entitled to vote at the Annual Meeting. If you receive the E-Proxy Notice by mail, you will not automatically receive a printed copy of the Proxy Materials, unless you have previously requested to receive printed copies of all Proxy Materials. Instead, the E-Proxy Notice will instruct you as to how you may access and review all of the important information contained in the Proxy Materials on the Internet. The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

Registered stockholders may also sign up to receive future proxy materials and other stockholder communications electronically instead of by mail. Your election to receive proxy materials and other stockholder communications by email will remain in effect until you terminate it. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider and a web browser that supports secure connections. Please visit www.bnymellon.com/shareowner/equityaccess for additional information regarding electronic delivery enrollment. Stockholders with shares registered in their names with Computershare Shareowner Services LLC may authorize a proxy by the Internet at the following Internet address, http://www.proxyvoting.com.hlit, or telephonically by calling Computershare Shareowner Services LLC at 1-866-540-5760. Proxies submitted through Computershare Shareowner Services LLC by the Internet or telephone must be received by 11:59 p.m. Eastern time (8:59 p.m. Pacific time) on June 26, 2012. The giving of a proxy will not affect your right to vote in person if you decide to attend the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

Stockholders of record at the close of business on May 1, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At April 23, 2012, 117,573,225 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), were issued and outstanding.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Secretary of the Company, at the Company’s principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or by voting on a later date by telephone or via the Internet (only your latest-dated proxy is counted), or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies, including the preparation, assembly, Internet hosting, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any other Proxy Materials furnished to stockholders by the Company in connection with the Annual Meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the Proxy Materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, email, over the Internet or personal solicitation by directors, officers, employees or independent contractors of the Company. Other than for any such independent contractors, no additional compensation will be paid to such persons for such services.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares eligible to vote at the Annual Meeting will be counted as present at the Annual Meeting if the holder of such shares is present and votes in person at the Annual Meeting or has properly submitted a proxy card or voted by telephone or via the Internet. Shares that are voted “FOR,” “AGAINST, “ABSTAIN”, “WITHHOLD FOR ALL”, or “EXCEPTIONS” with respect to any proposal, as applicable, are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote in person or by proxy at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (a) the presence or absence of a quorum for the transaction of business, and (b) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions on a given proposal will have the same effect as a vote against the proposal, but will not have any effect in the election of directors.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has no authority to vote. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

If a stockholder holds shares in street name, it is critical for that holder to cast a vote if that holder wants it to count in non-routine matters, such as the election of directors (Proposal 1 of this Proxy Statement), the advisory vote on executive compensation (Proposal 2 of this Proxy Statement), the amendment to the 2002 Director Stock Plan (Proposal 3 of this Proxy Statement), and the amendment to the 1995 Stock Plan (Proposal 4 of this Proxy Statement). Thus, if a stockholder holds shares in street name and does not instruct the bank or broker how to vote with respect to any of Proposals 1, 2, 3, and 4, no votes will be cast on that stockholder’s behalf for the respective Proposal. The stockholder’s bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine matters such as the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 5 of this Proxy Statement). If a stockholder of record does not cast a vote, no votes will be cast on that stockholder’s behalf on any of the items of business at the Annual Meeting.

STOCKHOLDER PROPOSAL PROCEDURES AND DEADLINES

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2013 Annual Meeting of Stockholders and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by Harmonic at its principal offices at 4300 North First Street, San Jose, California 95134, Attention: Secretary, no later than December 31, 2012, which is 120 calendar days prior to the first anniversary of the date on which this Proxy Statement first became available to stockholders. Any such proposals of stockholders must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for that meeting.

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2013 Annual Meeting of Stockholders and that such stockholders do not desire to have included in the Company’s proxy materials for that meeting must be received by Harmonic at its principal offices at 4300 North First Street, San Jose, California 95134, Attention: Secretary, no earlier than March 29, 2013 and no later than April 28, 2013.

However, if the date of the Company’s 2013 Annual Meeting has been changed by more than 30 days from June 27, the date of this year’s Annual Meeting, then, for any proposal notice by a stockholder with respect to next year’s Annual Meeting to be timely, it must be received by the Company not later than the close of business on the later of (i) 90 calendar days prior to the date of next year’s Annual Meeting, or (ii) ten calendar days following the day on which the Company first publicly announces the date of next year’s Annual Meeting.

If a stockholder gives notice of such a proposal after the deadlines described above, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2013 Annual Meeting of Stockholders. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting.

Furthermore, under the Company’s bylaws, a stockholder’s notice of business to be brought before an annual meeting must set forth, as to each proposed matter: (a) a brief description of the business and reason for conducting such business at the meeting; (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any associated person of such stockholder; (c) the class and number of shares of the Company owned by the stockholder proposing such business and any associated person of such stockholder; (d) whether, and the extent to which, any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any associated person of such stockholder with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect of which is to mitigate loss to, or manage the risk or benefit from share price changes for, or increase or decrease the voting power of, such stockholder or any associated person of such stockholder with respect to the securities of the Company; (e) any material interest of the stockholder or any associated person of such stockholder in such business; and (f) a statement whether either of such stockholder or any associated person of such stockholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Company must be supplemented not later than ten calendar days following the record date to disclose the information contained in clauses (c) and (d) above as of the record date.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of the E-Proxy Notice. If requested orally or in writing, we will promptly provide a separate copy of the E-Proxy Notice to a stockholder sharing an address with another stockholder. Requests should be directed to the Company’s Secretary at Harmonic Inc., 4300 North First Street, San Jose, California 95134, Attention: Secretary, or to 1-408-542-2500. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to the Company at the address noted above.

PROPOSAL ONE

ELECTION OF DIRECTORS

NOMINEES

Seven directors are to be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the earlier of the Annual Meeting of Stockholders in 2013 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the Company’s seven nominees named below, all of whom are currently directors of the Company. Each of the nominees was recommended for election by the Company’s Corporate Governance and Nominating Committee and the Board of Directors. The Company did not receive any proposals from stockholders for nominations of other candidates for election. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Company’s Corporate Governance and Nominating Committee to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

DIRECTOR QUALIFICATIONS

The Board of Directors believes that it is necessary for each of the Company’s directors to possess a broad array of qualities and skills. When searching for new director candidates, the Corporate Governance and Nominating Committee considers the evolving requirements of serving on the Board of Directors and searches for candidates that fill any current or anticipated future requirements. The Board of Directors also believes that all directors must possess a considerable amount of business and management experience and education.

The Corporate Governance and Nominating Committee first considers a candidate’s business and management experience and education and then considers issues of judgment, personal character, integrity, conflicts of interest, diversity and commitment to the goal of maximizing long-term stockholder value. With respect to the nomination of continuing directors for re-election, the individual’s historical and ongoing contributions to the Board of Directors are also considered. The process undertaken by the Corporate Governance and Nominating Committee in recommending qualified director candidates is described below under “Identification and Evaluation of, and Criteria for, Candidates for Board Membership” (see page 8 of this Proxy Statement).

DIRECTOR NOMINEES

The names of the nominees for director and certain information about each of them are set forth below. The information presented includes age, positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each nominee is qualified to serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated knowledge of our industry, an ability to exercise sound judgment, and a commitment to Harmonic and the Board of Directors. Finally, with respect to our directors who have not been officers of the Company, we value their experience on other public company boards of directors and board committees.

Name	Age	Principal Occupation
Lewis Solomon	78	Founder and Chairman, SCC Company
Patrick J. Harshman	47	President and Chief Executive Officer, Harmonic Inc.
Harold Covert	65	Executive Vice President and CFO, Lumos Networks Corp.
Patrick Gallagher	57	Board Director, Ciena Corporation
E. Floyd Kvamme	74	Partner Emeritus, Kleiner Perkins Caufield & Byers
William F. Reddersen	64	Former Executive Vice President, BellSouth
Susan G. Swenson	63	Former President and CEO, Sage Software-North America

Except as indicated below, each nominee has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Lewis Solomon has been a director since 2002 and was elected Chairman of the Board in June 2008. Mr. Solomon has been Chairman and CEO of SCC Company, a consulting firm specializing in technology, since 1990. Mr. Solomon also co-founded Broadband Services, Inc. (BSI), an outsource provider of supply chain management, network planning, and fulfillment services and was Chief Executive Officer from 1999 to 2004. From 1983 to 1988, he served as the Executive Vice President of Alan Patricof Associates, a global venture capital firm. Mr. Solomon also spent 14 years at General Instrument Corporation, ultimately as Senior Vice President and Assistant to the Chief Executive Officer. Mr. Solomon is a director of Anadigics, Inc., was a director of Lantronix, Inc. from 2008 through 2010, and was a director of Terayon Communications Systems Inc. from 1995 until its acquisition in 2007. Mr. Solomon holds a B.S. in Physics from St. Joseph’s College and a M.S. in Industrial Engineering from Temple University. We believe that Mr. Solomon’s qualifications to serve on our Board include his many years of experience in management within the communications industry and his experience in investing in growth companies.

Patrick J. Harshman joined the Company in 1993 and was appointed President and Chief Executive Officer in May 2006. In December 2005, he was appointed Executive Vice President responsible for the majority of our operational functions, including the unified digital video and broadband optical networking divisions and global manufacturing. Prior to the consolidation of our product divisions, Mr. Harshman held the position of President of the Convergent Systems division and, for more than four years, was President of the Broadband Access Networks division. Prior to this, Mr. Harshman held key leadership positions in marketing, international sales, and research and development. Mr. Harshman earned a Ph.D. in Electrical Engineering from the University of California, Berkeley and completed an Executive Management Program at Stanford University. We believe that Mr. Harshman’s qualifications to serve on our Board include his many years of industry and management experience with Harmonic and his strong background in, and understanding of, technology within the communications industry.

Harold Covert has been a director since June 2007. Since September 2011, Mr. Covert has served as Executive Vice President and Chief Financial Officer of Lumos Network Corp., a fiber-based service provider. From October 2010 to September 2011, he was an independent business consultant. From October 2007 until September 2010, Mr. Covert served as an executive of Silicon Image, Inc., a semiconductor company. From October 2007 until January 2010, Mr. Covert was Chief Financial Officer of Silicon Image and was its President from September 2009 through September 2010. From October 2005 to August 2007, Mr. Covert was Executive Vice President and Chief Financial Officer of Openwave Systems Inc., a software applications and infrastructure company. Prior to Openwave, Mr. Covert was Chief Financial Officer at Fortinet Inc. from 2003 to 2005, and Chief Financial Officer at Extreme Networks, Inc. from 2001 to 2003. Mr. Covert is a Director and Chairman of the Audit Committee at both JDS Uniphase Corporation and Solta Medical Inc. and was a director of Silicon Image from January 2010 until September 2010. Mr. Covert holds a B.S. in Business Administration from Lake Erie College and an M.B.A. from Cleveland State University and is also a Certified Public Accountant. We believe that Mr. Covert’s qualifications to serve on our Board include his extensive and varied experience as Chief Financial Officer of several publicly traded technology companies.

Patrick Gallagher has been a director since October 2007. From March 2008 to March 2012, Mr. Gallagher was Chairman of Ubiquisys Ltd., a UK company which develops and supplies femtocells for the 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro4 Plc, a FTSE-listed global software solutions company, and from May 2006 until March 2008, he was Vice Chairman of Golden Telecom Inc., a NASDAQ-listed facilities-based provider of integrated communications. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group, a global telecommunications company which owns and manages a subsea optical fiber network. From 1985 to 2002, Mr. Gallagher held senior management positions at BT Group, including Group Director of

Strategy & Development, President of BT Europe and as a member of the BT Executive Committee. Mr. Gallagher is a director of Ciena Corporation and Sollers JSC. Mr. Gallagher holds a B.A. in Economics with honors from Warwick University. We believe that Mr. Gallagher’s qualifications to serve on our Board include his extensive international business experience and perspective and his many years of management experience as a senior executive of a major European telecommunications service provider.

E. Floyd Kvamme has been a director since 1990. From 1984 to 2008, Mr. Kvamme was a General Partner and, most recently, Partner Emeritus of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme is also a director of Power Integrations, Inc., as well as two private companies. He was a director of National Semiconductor from 1997 to 2007. Mr. Kvamme holds a B.S.E.E. from the University of California, Berkeley and an M.S.E. from Syracuse University. We believe that Mr. Kvamme’s qualifications to serve on our Board include his years of management experience with major technology companies, as well as his experience with financing and growth planning for technology companies as a partner of a major venture capital firm.

William F. Reddersen has been a director since 2002. Mr. Reddersen acts as an advisor to venture capital funds active in the technology services market. Previously, until 2000, he spent 31 years at BellSouth Corp. and AT&T Inc., most recently as Executive Vice President of Corporate Strategy at Bell South. Earlier, he directed Bell South’s entry into new businesses and its broadband market deployment. Mr. Reddersen currently serves on the board of Otelco, Inc., an independent telephone company. Mr. Reddersen holds a B.S. in Mathematics from the University of Maryland and an M.S. in Management from the Massachusetts Institute of Technology, where he was a Sloan Fellow. We believe that Mr. Reddersen’s qualifications to serve on our Board include his expertise in developing and executing corporate strategies and his extensive experience in, and knowledge of, the telecommunications industry.

Susan G. Swenson has been a director since February 2012. From March 2008 to March 2011, Ms. Swenson served as President and Chief Executive Officer of Sage Software-North America, the North American division of The Sage Group PLC, a global supplier of business management software and services. From August 2007 to March 2008, she was Chief Operating Officer at Atrinsic, Inc. a digital content company. Prior to joining Atrinsic, Inc., she served as Chief Operating Officer of Amp’d Mobile, Inc, a mobile virtual network start-up, from October 2006 to July 2007. Ms. Swenson was the President and Chief Operating Officer of T-Mobile USA from 2004 to 2005 and of Leap Wireless International, Inc. from 1999 to 2004. She served as the President and Chief Executive Officer of Cellular One from 1994 to 1999. From 1979 to 1994 she served in various management capacities at Pacific Bell, ultimately serving as President and Chief Operating Officer of PacTel Cellular and Vice President, Pacific Bell – Northern California Business Unit. Ms. Swenson holds a B.A. in French from San Diego State University. She currently serves as a director of Wells Fargo and Spirent PLC, a multinational telecommunications testing company. We believe that Ms. Swenson’s qualifications to serve on our Board include her extensive public company board experience and her senior management experience in the worldwide communications and software industries, particularly her years of experience in such capacities in companies offering mobile device services to consumers and businesses.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company (the “Board”) held a total of four meetings during the fiscal year ended December 31, 2011. No incumbent director attended fewer than 75% of the meetings of the Board, or the committees upon which such director served, in 2011.

The Board has determined that Messrs. Covert, Gallagher, Kvamme, Reddersen and Solomon and Ms. Swenson are independent under applicable NASDAQ listing standings and have no material relationships with the Company. The Board considered that a director was on a board of directors for a company that is a supplier to the Company and concluded that the nature of this relationship did not compromise the director’s independence.

The Board has an Audit Committee, a Compensation and Equity Ownership Committee and a Corporate Governance and Nominating Committee. The charters for each of these committees are posted on our website at www.harmonicinc.com.

The Audit Committee currently consists of Messrs. Covert, Gallagher and Reddersen, each of whom is independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and under applicable NASDAQ Stock Market listing standards. The Audit Committee serves as the representative of the Board for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control over financial reporting, management of financial risks, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. The Audit Committee held nine meetings during 2011.

The Board has determined that Mr. Covert is an “audit committee financial expert,” as defined by the current rules of the Securities and Exchange Commission. The Board believes that Mr. Covert’s experience as the chief financial officer of several companies publicly traded on U.S. stock exchanges qualifies him as an “audit committee financial expert” because he has acquired relevant expertise and experience from performing his duties as a chief financial officer.

The Compensation and Equity Ownership Committee currently consists of Messrs. Kvamme and Reddersen, neither of whom is an employee of the Company and each of whom is independent under applicable NASDAQ Stock Market listing standards. The Compensation and Equity Ownership Committee is responsible for approval of the Company’s compensation policies, compensation paid to executive officers, and administration of the Company’s equity compensation plans. The Compensation and Equity Ownership Committee held five meetings during 2011. Matters within the scope of the Compensation and Equity Ownership Committee were also discussed in executive sessions at regularly scheduled meetings of the Board in 2011. See “Meetings of Non-Employee Directors” on page 7 of this Proxy Statement.

The Corporate Governance and Nominating Committee serves as the representative of the Board for establishment and oversight of governance policy and the operation, composition and compensation of the Board. The Corporate Governance and Nominating Committee is currently composed of Messrs. Solomon, Gallagher, and Kvamme, each of whom are independent under applicable NASDAQ Stock Market listing standards. The Corporate Governance and Nominating Committee held three meetings in 2011. Matters within the scope of the Corporate Governance and Nominating Committee were discussed in executive sessions at regularly scheduled meetings of the Board in 2011. See “Board Leadership” on page 7 of this Proxy Statement.

The Corporate Governance and Nominating Committee has proposed, and the Board has approved, the nomination of seven of the current board members for re-election by stockholders at this Annual Meeting. No candidates have been proposed for nomination by stockholders at this Annual Meeting or at any previous annual meeting.

BOARD LEADERSHIP

We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction of the Company and for its operational management, leadership and performance, while the Chairman of the Board provides guidance to the CEO and sets the agenda for, and presides over, meetings of the full Board.

MEETINGS OF NON-EMPLOYEE DIRECTORS

At each Board meeting, the non-employee directors meet in an executive session without any management directors or employees present. The Chairman of the Board and of the Corporate Governance and Nominating Committee, Mr. Solomon, has the responsibility of presiding over such periodic executive sessions of the Board.

Last year, the non-employee directors discussed, in executive sessions, corporate strategy, risk oversight, management performance, Board performance, succession planning for management and the directors, and Board policies, processes and practices.

ROLE OF THE BOARD IN RISK OVERSIGHT

Management of the Company is responsible for the day-to-day management of risks the Company faces, while the Board has responsibility, as a whole and also at the committee level, for the oversight of the Company’s risk management. The Board regularly reviews the Company’s long-term business strategy, including industry trends and their potential impact on the Company, our competitive positioning, potential acquisitions and divestitures, as well as the Company’s technology and market direction. The Board also reviews information regarding the Company’s actual and planned financial position and operational performance, as well as the risks associated with each. The Company’s Compensation and Equity Ownership Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation and the Company’s incentive, equity award and other benefit plans. The Audit Committee oversees management of financial risks, including, but not limited to, accounting matters, tax positions, insurance coverage and security of the Company’s cash reserves. The Corporate Governance and Nominating Committee manages risks associated with the independence and remuneration of the Board and potential conflicts of interest.

At periodic meetings of the Board and its committees, management reports to, and seeks the guidance of, the Board and its committees with respect to the most significant risks that could affect our business. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is periodically informed about such risks by committee reports and receives advice and counsel with respect to risk issues from the Company’s outside counsel.

IDENTIFICATION AND EVALUATION OF, AND CRITERIA FOR, CANDIDATES FOR BOARD MEMBERSHIP

Pursuant to the charter of the Corporate Governance and Nominating Committee, the Committee may utilize a variety of methods to identify and evaluate candidates for service on the Company’s Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, management, professional search firms, stockholders or other persons. Any candidate presented would be evaluated at a meeting of the Corporate Governance and Nominating Committee or at an executive session at a regular Board meeting and may be considered at any point during the year. The Corporate Governance and Nominating Committee may take such measures as it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate or reliance on the knowledge of the members of the Corporate Governance and Nominating Committee, members of the Board or management. The Corporate Governance and Nominating Committee has hired a consulting firm to assist it in identifying and screening potential candidates for election to the Board. In evaluating a candidate, the Corporate Governance and Nominating Committee may consider a variety of criteria. These criteria include demonstrated relevant business and industry experience, particular expertise to act as a committee chair or member, the ability to devote the necessary time to the Board and committee service, personal character and integrity, potential conflicts of interest and sound business judgment. The Corporate Governance and Nominating Committee seeks nominees with a broad diversity of experiences, professions, skills, geographic representation and backgrounds.

The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to best fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. The Corporate Governance and Nominating Committee has not set either term limits or age limits for members of the Board, believing that the Company’s interests are best served by members of the Board with substantial experience and knowledge of the Company’s business and that age is generally not a barrier to effective performance as a member of the Board.

NOMINATION PROPOSALS FROM STOCKHOLDERS

The Corporate Governance and Nominating Committee will consider proposals from stockholders for Board of Directors nominees at the 2013 Annual Meeting of Stockholders, provided that such proposals are submitted in a timely manner in accordance with the Company’s bylaws, as amended, and in writing to the Secretary of the Company at Harmonic Inc., 4300 North First Street, San Jose, California 95134, Attention: Secretary. If a stockholder desires to have a nominee considered by the Corporate Governance and Nominating Committee for nomination by the Board, such nomination must be received no later than December 31, 2012, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement first became available to stockholders, and must be in compliance with applicable laws and regulations. In evaluating director candidates proposed by stockholders, the Corporate Governance and Nominating Committee will use the same criteria as it uses to evaluate all prospective members of the Board.

For a stockholder nomination of a person for election to the Board at the 2013 Annual Meeting of Stockholders that such stockholder does not desire to have considered by the Corporate Governance and Nominating Committee for nomination by the Board, timely written notice of such nomination must be delivered to the Secretary of the Company no earlier than March 29, 2013 and no later than April 28, 2013. However, if the date of next year’s Annual Meeting has been changed by more than 30 days from June 27, the date of this year’s Annual Meeting, then, for a nomination notice by a stockholder with respect to next year’s Annual Meeting to be timely, it must be received by the Company not later than the close of business on the later of (i) 90 calendar days prior to the date of next year’s Annual Meeting, or (ii) ten calendar days following the day on which the Company first publicly announces the date of next year’s Annual Meeting.

To be in proper written form, a stockholder’s notice must contain: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company which are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (d) whether, and the extent to which, any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss, manage the risk or benefit from share price changes, or increase or decrease the voting power of the nominee with respect to any securities of the Company, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (f) a written statement executed by the nominee acknowledging that, as a director of the Company, the nominee will owe fiduciary duties under Delaware law with respect to the Company and its stockholders, and (g) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to such stockholder proposing a nominee for election to the Board, (a) the information set forth in “Stockholder Proposal Procedures and Deadlines” on page 3 of this Proxy Statement for a stockholder notice of business to be brought before an annual meeting, and (b) a statement whether either such stockholder or any associated person of such stockholder will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting shares reasonably believed by such stockholder or associated person of such stockholder to be necessary to elect such nominee. A copy of the full text of the bylaw provisions discussed herein may be obtained by writing to the Company’s Secretary at our principal offices, or can be accessed from the Company’s filings with the SEC at www.sec.gov.

COMPENSATION OF DIRECTORS

As compensation for its non-employee directors, Harmonic uses a combination of cash and equity-based incentive compensation. Directors who are employees of the Company do not receive additional compensation for their service as directors.

Cash Compensation. Each non-employee director is paid an annual retainer of $35,000. In addition, the Chair of the Audit Committee is paid an annual retainer of $32,000, the Chair of the Compensation and Equity Ownership Committee is paid an annual retainer of $18,000, and the Chair of the Corporate Governance and Nominating Committee is paid an annual retainer of $11,000. Other members of the Board committees receive an annual retainer as follows: Audit Committee — $16,000; Compensation and Equity Ownership Committee — $9,000; and Corporate Governance and Nominating Committee — $5,500. The non-executive Chairman of the Board receives an additional annual retainer of $40,000. No fees are paid for attending in-person or telephonic meetings of the Board or its committees.

Equity Compensation. The 2002 Director Stock Plan, as amended, currently provides for grants of stock options or restricted stock units to be made in three ways:

•

Initial Grants. Each new non-employee director who joins the Board (excluding a former employee director who ceases to be an employee director, but who remains a director) is entitled to receive stock options or restricted stock units, or a mix thereof, on the date that the individual is first appointed or elected to the Board, as determined by the Board in its sole discretion.

•

Ongoing Grants. Each non-employee director who has served on the Board for at least six months, as of the date of grant, will receive an annual grant of stock options or restricted stock units, or a mix thereof, as determined by the Board in its sole discretion.

•	Discretionary Grants. The Board may make discretionary grants of stock options or restricted stock units, or a mix thereof, to any non-employee director.

2011 COMPENSATION OF DIRECTORS

Name	Fees Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)(4)
Lewis Solomon	86,000	104,991	190,991
Patrick J. Harshman(1)	—	—	—
Harold Covert	67,000	104,991	171,991
Patrick Gallagher	56,500	104,991	161,491
E. Floyd Kvamme	50,000	104,991	154,991
Anthony J. Ley(5)	35,000	104,991	139,991
William F. Reddersen	60,500	104,991	165,491
David R. Van Valkenburg(6)	58,500	104,991	163,491

(1)	Compensation earned in 2011 by Mr. Harshman for his service as CEO is shown in the Summary Compensation Table on page 37 of this Proxy Statement. Mr. Harshman receives no compensation for his service as a director.
(2)	The amounts in this column represent the aggregate grant date fair value of awards for grants of restricted stock units to each listed director in 2011, computed in accordance with applicable accounting guidance. These amounts do not represent the actual amounts paid to or realized by the directors during 2011 or thereafter.
(3)	Grants of restricted stock units under our 2002 Director Stock Plan were made on March 4, 2011 to each of the Company’s non-employee directors. Each grant was for 10,835 shares, with full vesting to occur on February 15, 2012.
(4)	Neither the non-employee directors nor Mr. Harshman received any other compensation for their services as a director.
(5)	Mr. Ley will not stand for re-election to the Board of Directors. He has served for more than 23 years as a director of the Company.
(6)	On December 30, 2011, Mr. Van Valkenburg notified the Company that he would not stand for re-election to the Board of Directors. He has served for more than ten years as a director of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table provides the number of shares of common stock subject to outstanding options and restricted stock units held by the directors of the Company at December 31, 2011.

	Unvested Restricted Stock Units Outstanding	Stock Options Outstanding
Lewis Solomon	10,835	84,000
Patrick J. Harshman(1)	185,000	1,300,000
Harold Covert	10,835	30,000
Patrick Gallagher	10,835	30,000
E. Floyd Kvamme	10,835	80,000
Anthony J. Ley(2)	10,835	340,002
William F. Reddersen	10,835	80,000
David R. Van Valkenburg	10,835	84,000

(1)	All restricted stock units and options awarded to Mr. Harshman were for services as an employee. Mr. Harshman did not receive equity grants for service as a director.
(2)	All options awarded to Mr. Ley were for prior services as CEO or as a consultant.

OTHER MATTERS RELATING TO DIRECTORS

Susan G. Swenson, one of our directors, served as a director and as president and chief operating officer of Leap Wireless International, Inc., a wireless communications provider, from July 1999 to January 2004. In April 2003, Leap Wireless filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of California, and in August 2004 Leap Wireless completed its financial restructuring and emerged from Chapter 11. Ms Swenson also served as chief operating officer of Amp’d Mobile, Inc., a mobile technology provider, from October 2006 until July 2007. In June 2007, Amp’d Mobile filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware, and in July 2007 Amp’d Mobile ceased operations and thereafter sold its assets.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board believes that management should be the primary means of communication between the Company and all of its constituencies, including stockholders, customers, suppliers and employees. However, stockholders may communicate with individual members of the Board, committees of the Board, or the full Board by addressing correspondence to a Board member’s attention at the Company, 4300 North First Street, San Jose, California 95134.

ATTENDANCE OF THE BOARD OF DIRECTORS AT ANNUAL MEETINGS

Three members of the Board attended the 2011 Annual Meeting of Stockholders. The Board has a policy encouraging the Board to be represented at annual stockholder meetings.

VOTE REQUIRED AND RECOMMENDATION

The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum, but are not counted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act”, enables our stockholders to vote on the compensation of our named executive officers, as named in accordance with applicable SEC rules, on page 28 of this Proxy Statement. This Proposal Two, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the executive compensation philosophy, policies and practices described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Equity Ownership Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation and Equity Ownership Committee (the “Compensation Committee”) will be able to consider when determining executive compensation for the remainder of the current fiscal year and for future fiscal years. Our Board and Compensation Committee value the opinions of our stockholders, and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any action is necessary to address those concerns.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. As described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections beginning on pages 29 and 37, respectively, of this Proxy Statement, we believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. We would like to highlight the following items that support these beliefs:

•	Our Compensation Committee retains an independent compensation consultant to assist it in the evaluation of appropriate cash and equity compensation for executive management.

•	The compensation philosophy of our Compensation Committee includes relating each of the individual components of executive management compensation to overall Company performance.

•	The compensation philosophy of our Compensation Committee includes tying annual cash bonus payments to the achievement of objective performance parameters.

•

The compensation philosophy of our Compensation Committee includes putting at risk a significant portion of each executive’s total target compensation and rewarding our executive management for superior performance by the Company.

•

The compensation philosophy of our Compensation Committee includes reflecting competitive market requirements and strategic business needs in determining the appropriate mix of cash and non-cash, and short-term and long-term, compensation.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the Votes Cast will be required to approve Proposal Two.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO 1995 STOCK PLAN

The Company’s stockholders are being asked to approve an amendment to the 1995 Stock Plan (the “1995 Plan”) which would increase the number of shares of common stock reserved for issuance under the 1995 Plan by 5,000,000 shares.

The 1995 Stock Plan is the only equity plan of the Company available for grant of equity awards to employees and consultants of the Company. As of March 30, 2012, options to purchase an aggregate of 7,804,605 shares of the Company’s common stock were outstanding under the 1995 Plan, with a weighted average exercise price of $7.38 per share and a weighted average term of four years. In addition, a total of 4,602,007 restricted stock units issued under the 1995 Plan had not yet vested. As of March 30, 2012, 4,652,014 shares were available for future grant under the 1995 Plan (excluding the 5,000,000 shares discussed in this proposal and subject to approval at the Annual Meeting). Under the terms of the 1995 Plan, each award of restricted stock units will debit the 1995 Plan 1.5 shares for every unit granted.

Because of the highly competitive nature of recruitment, following its past practices the Company intends to continue to make option and/or restricted stock unit grants to new employees. In addition it will likely make annual option and/or restricted stock unit awards to current employees during its open trading window period in February 2013 and February 2014. Based on the Company’s historical grant practices discussed below and the present 1.5 to 1 share counting provisions for restricted stock units, the planned grant of these awards may not be possible unless this proposal is approved by stockholders.

Equity Plan Information as of March 30, 2012
Stock Options
1995 Stock Plan	7,804,605
2002 Director Stock Plan (the “2002 Plan”)	360,000

Total Stock Options Outstanding	8,164,605
Restricted Stock Units not yet vested under 1995 Stock Plan or 2002 Stock Plan	4,602,007
Shares available for future grant under both plans	4,815,331
1995 Stock Plan Information as of March 30, 2012
Stock Options Outstanding	7,804,605
Restricted Stock Units Outstanding	4,602,007
Shares available for future grant*	4,652,014

*	In addition, there are 163,317 shares available for future grant under the 2002 Director Plan, but those shares cannot be used for grants to eligible employees and consultants.

Historical Grants Under 1995 Stock Plan

Year	Options	RSUs (x1.5)*	Forfeitures*	Net Total From Plan*
2011	1,037,600	2,939,700	1,595,466	2,381,834
2010	977,000	4,101,137	1,203,743	3,874,394
2009	824,550	3,136,058	770,978	3,189,630
Average	946,383	3,392,298	1,190,062	3,148,619

*	Because of the plan provisions, each RSU granted counts against the share reserve as two shares for grants dated prior to June 1, 2010, and each RSU granted counts against the share reserve as 1.5 shares for grants effective on or after June 2, 2010. The numbers displayed in these columns are adjusted to reflect the 1.5 for 1 share counting provision, as the historic information provided is intended to inform with respect to the likelihood of aggregate future grants and forfeitures, which will include only the 1.5 for 1 counting provision.

The RSUs granted in 2009 and 2010, and the forfeitures that occurred in 2010 and 2011, as shown in the Historical Grant table above, are reflective of increased activity under the 1995 Plan as a result of the Company’s acquisition of Scopus in 2009 and Omneon in 2010, and are not necessarily indicative of the level of future grants and forfeitures under the 1995 Plan.

Based on the data shown above, if grants during the balance of 2012, during 2013 and during the first six months of 2014 are made according to the historical average, it is likely that there would be insufficient shares available in the 1995 Plan, prior to the 2014 Annual Meeting, unless additional shares are reserved.

Potential Dilutive Impact

At April 23, 2012, the Company had outstanding 117,573,225 shares of common stock. If all 5,000,000 shares for which approval is being requested in this proposal were granted as stock options and those options were exercised, this would result in the Company’s outstanding shares increasing by approximately 4.3%. If the entire 5,000,000 share increase was granted as RSUs, because each RSU counts against the share reserve as 1.5 shares for each share subject to the RSU, this would result in the issuance of 3,333,333 shares, increasing the Company’s outstanding shares by approximately 2.8%.

On April 24, 2012, the Company announced that its Board of Directors had approved the Company repurchasing up to $25,000,000 of its common stock over an 18 month period to begin on April 27, 2012. If the Company were able to repurchase all of its shares at the $4.46 closing price of the Company’s common stock on April 23, 2012, the Company may purchase up to approximately 5,600,000 shares over the 18 month period. Although no assurances can be given that the Company will repurchase more or less than the number of shares stated in the prior sentence, it is likely that a significant amount of shares will be repurchased under the repurchase plan over the 18 month period. This repurchase program would decrease the number of shares outstanding and could serve to potentially offset the dilutive effect of the issuance of the full amount of the additional 5,000,000 shares subject to the proposal.

Proposed Amendments

The 1995 Plan currently permits us to grant a broad range of equity awards to eligible employees and consultants of the Company. We established the 1995 Plan in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct and growth of the Company’s business. The Company believes that the 1995 Plan is an essential tool to link the long-term interests of stockholders and employees and serves to motivate its officers and other employees to make decisions that will, in the long run, give the best returns to stockholders. The Company has, therefore, consistently included equity incentives as a significant component of compensation for a broad range of the Company’s employees. In addition, the Company believes this practice is critical to the Company’s ability to attract and retain employees in a highly competitive market for managerial and technical talent. The Company’s geographic location in Silicon Valley exposes it to particularly intense competition in the labor market from both private and public companies. Equity incentives are offered by most companies with which the Company competes for employees, and the Company believes it is essential to provide restricted stock units and, in the case of its officers, stock options to both new and existing employees.

In April 2012, our Board of Directors approved amending the 1995 Plan, subject to stockholder approval at this Annual Meeting. The proposed amendment would increase the number of shares reserved for issuance under the 1995 Plan by 5,000,000 shares. Based on the data available at March 30, 2012, the 5,000,000 shares addition would increase the number of shares available for grant under the 1995 Plan to 9,652,014.

The Company’s Named Executive Officers have an interest in this proposal as they may receive awards under the 1995 Plan.

SUMMARY OF THE 1995 PLAN

The following is a summary of the principal features of the 1995 Plan and its operation. This summary is qualified in its entirety by reference to the 1995 Plan.

Purposes

The purposes of the 1995 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, and to promote the success of the Company’s business.

Term

The 1995 Plan will expire on March 1, 2018.

Types of Awards

The 1995 Plan provides for the grant of options to purchase shares of our common stock, stock appreciation rights (“SARs”), restricted stock (“Restricted Stock”), performance shares (“Performance Shares”), performance units (“Performance Units”) and deferred stock units (“Deferred Stock Units”) to employees and consultants of the Company. As of March 30, 2012, there were 1152 employees (including officers) eligible to participate in the 1995 Plan. Options granted under the 1995 Plan may either be “incentive stock options”, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options.

Administration

The 1995 Plan may be administered by our Board of Directors or its Compensation and Equity Ownership Committee (the “Committee”). Subject to the other provisions of the 1995 Plan, the administrator has the authority to: (i) interpret the 1995 Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the 1995 Plan; (iii) select the persons to whom awards are to be granted; (iv) subject to fiscal year limits, applicable to each type of award, for aggregate grants of shares to any participant, determine the number of shares to be made subject to each award; (v) determine whether and to what extent awards are to be granted; (vi) prescribe the terms and conditions of each award (including the provisions of the award agreement to be entered into between the Company and the grantee); (vii) amend any outstanding award subject to applicable legal restrictions, except for the reduction of the exercise price of an option or SAR (unless stockholder approval is obtained); (viii) authorize any person to execute, on behalf of the Company, any instrument required to effect the grant of an award; and (ix) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the 1995 Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all holders of options or rights and on all persons deriving their rights from such holders.

Eligibility

The 1995 Plan provides that awards may be granted to the Company’s employees and independent consultants. Incentive stock options may be granted only to employees.

Limitations

Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company’s ability to deduct the compensation income associated with options and SARs granted to such persons, the 1995 Plan provides that no employee may be granted, in any fiscal year of the Company, options and SARs that relate to more than 600,000 shares of common stock.

We have designed the 1995 Plan so that it permits us to also issue other awards that qualify as performance-based under Section 162(m) of the Code. Thus, the Committee may make performance goals applicable to a participant with respect to an award. At the Committee’s discretion, one or more of the following performance goals may apply: annual revenue; cash position; earnings per share; net income; operating cash flow; operating income; return on assets; return on equity; return on sales; and total shareholder return. Except for cash position and total shareholder return, these performance goals may apply to either Harmonic or to one of our business units. These performance milestones may be established in accordance with U.S. generally accepted accounting principles (“GAAP”), or may exclude items otherwise includible under GAAP, as specified by the Committee.

Terms and Conditions of Options

Each option granted under the 1995 Plan is evidenced by a written stock option agreement between the optionee and the Company and is subject to other terms and conditions, as set forth below.

Exercise Price; No Repricing. Our Board of Directors or the Committee determines the exercise price of options at the time the options are granted. However, the exercise price of any stock option must not be less than 100% of the fair market value of the common stock on the grant date. In addition, no option granted under the 1995 Plan may be repriced, without stockholder approval, including by means of an exchange for another award.

Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, other shares of common stock of the Company owned by the optionee, delivery of an exercise notice together with irrevocable instructions to a broker to deliver the exercise price to the Company from sale proceeds, or by a combination thereof.

Exercise and Vesting of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. To date, most options granted under the 1995 Plan have vested 25% on the first anniversary from the date of grant and 1/48 per month thereafter.

Termination of Employment. If an optionee’s employment terminates for any reason (other than death or permanent disability), then all options held by such optionee under the 1995 Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement, or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

Permanent Disability. If an employee is unable to continue employment with the Company as a result of permanent and total disability (as defined in the Code), then all options held by such optionee under the 1995 Plan shall expire upon the earlier of (i) 12 months after the date of termination of the optionee’s employment, or (ii) the expiration date of the option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

Death. If an optionee dies while employed by the Company, his or her option shall expire upon the earlier of (i) 12 months after the optionee’s death, or (ii) the expiration date of the option. The executors or other legal representative of the optionee may exercise all or part of the optionee’s option at any time before such expiration to the extent that such option was exercisable at the time of death.

Termination of Options. Each stock option agreement will specify the term of the option and the date when all or any installment of the option is to become exercisable. However, in no event shall an option granted under the 1995 Plan be exercised more than seven years after the date of grant (ten years in the case of options granted prior to February 27, 2006). No options may be exercised by any person after the expiration of its term.

Limitations. If the aggregate fair market value of all shares of common stock subject to an optionee’s incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory options.

Other Provisions. The stock option agreement may not contain any term, provision or condition that is inconsistent with the 1995 Plan, as may be determined by our Board of Directors or the Committee.

Terms and Conditions of Other Awards

Exercise Price and Other Terms of Stock Appreciation Rights; No Repricing. The Committee, subject to the provisions of the 1995 Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the 1995 Plan. However, no SAR may be repriced, including by means of an exchange for another award, without stockholder approval.

Payment of Stock Appreciation Right Amount. Upon exercise of a SAR, the holder of the SAR shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the amount by which the fair market value of a share on the date of exercise exceeds the exercise price multiplied by (ii) the number of shares with respect to which the SAR is exercised.

Payment upon Exercise of Stock Appreciation Right. At the discretion of the Committee, and as specified in the agreement evidencing the SAR, payment to the holder of a SAR may be in cash, shares of our common stock or a combination thereof. In the event that payment to the holder of a SAR is settled in cash, the shares available for issuance under the 1995 Plan shall not be diminished as a result of the settlement.

Stock Appreciation Right Agreement. Each SAR grant shall be evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

Expiration of SARs. SARs granted under the 1995 Plan expire as determined by the Committee, but in no event later than seven years from date of grant. No SAR may be exercised by any person after its expiration.

Grant of Restricted Stock. Subject to the terms and conditions of the 1995 Plan, Restricted Stock may be granted to our employees and consultants. Each award of restricted stock units will count against the share reserve under the 1995 Plan as 1.5 shares for every unit granted. Restricted Stock shall be issued in the form of units to acquire shares of common stock. The Committee shall have complete discretion to determine (i) the number of shares subject to a Restricted Stock award granted to any participant, and (ii) the conditions that must be satisfied (typically based principally or solely on continued provision of services, but may include a performance-based component) for the grant or vesting of Restricted Stock. However, no participant shall be granted a Restricted Stock award covering more than 200,000 shares in any of the Company’s fiscal years. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.

Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Committee shall determine; provided; however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than seven years following the date of grant.

Grant of Performance Shares. Subject to the terms and conditions of the 1995 Plan, Performance Shares may be granted to our employees and consultants. The Committee shall have complete discretion to determine (i) the number of shares of our common stock subject to a Performance Share award granted to any participant, and (ii) the conditions that must be satisfied (typically based principally or solely on achievement of performance milestones, but may include a service-based component) for the grant or vesting of Performance Shares. However, no participant shall be granted a Performance Share award covering more than 200,000 shares in any of the Company’s fiscal years.

Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Committee, in its sole discretion, shall determine.

Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in cash in an amount equivalent to the fair market value of the underlying shares of common stock, determined as of the vesting date. The shares available for issuance under the 1995 Plan shall not be diminished as a result of the settlement of a Performance Unit.

Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Committee shall determine. However, no participant shall be granted a Performance Unit award covering more than one million dollars in any of the Company’s fiscal years, except that a newly hired participant may receive a Performance Unit award covering up to two million dollars.

Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Committee permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Committee. Deferred Stock Units are subject to the individual annual limits that apply to each type of award.

Non-Transferability of Awards

Unless determined otherwise by the Committee, an award granted under the 1995 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Committee makes an award granted under the 1995 Plan transferable, such award shall contain such additional terms and conditions as the Committee deems appropriate. In no event may an award be transferred to any third party for value, unless separately approved by our stockholders in advance.

Adjustment Upon Changes in Capitalization; Corporate Transactions

In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, recapitalization or other change in the capital structure of the Company, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the 1995 Plan, the individual fiscal year limits applicable to Restricted Stock, Performance Share awards, SARS and options, the number and class of shares of stock subject to any award outstanding under the 1995 Plan, and the exercise price of any such outstanding option, Restricted Stock or other award. Any such adjustment shall be made upon approval of the Compensation and Equity Ownership Committee of the Board of Directors, whose determination shall be conclusive. In the event that we are acquired in any merger, consolidation, acquisition of assets or like occurrence, each outstanding award granted under the 1995 Plan shall be assumed or an equivalent right substituted by a successor corporation. If such awards granted under the 1995 Plan are not assumed, they become fully vested prior to the closing of such merger or consolidation.

Amendment, Suspensions and Termination of the 1995 Plan

The Board of Directors may amend, suspend or terminate the 1995 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (“Rule 16b-3”) or Section 422 of the Code, or any similar rule or statute.

Federal Tax Information

Options. Options granted under the 1995 Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or nonstatutory options.

An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of an incentive stock option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer or director of the Company. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time the optionee is granted a nonstatutory option. However, upon the exercise of a nonstatutory option, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with the exercise of a nonstatutory option by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sale price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of common stock received. Any additional gain or loss recognized upon any later disposition of the shares of common stock would be capital gain or loss.

Restricted Stock, Performance Units and Performance Shares. A participant will not have taxable income upon grant of Restricted Stock, Performance Units or Performance Shares. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or cash received, minus any amount paid for the shares of vested common stock.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 1995 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include stockholder approval of the 1995 Plan and performance goals under the 1995 Plan, setting individual annual limits on each type of award, and certain other requirements. The 1995 Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company, does not purport to be complete, and does not discuss the tax consequences of the participant’s death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

Award Grants in 2011

The Company is unable to predict the amount of benefits that will be received by, or allocated to, any particular participant under the 1995 Plan. The table that follows shows, as to each of the Company’s executive officers named in the Summary Compensation Table on page 37 of this Proxy Statement and the indicated groups, the Restricted Stock units and the options granted to purchase common stock under the 1995 Plan during 2011, together with the weighted average exercise price per share for stock options.

Plan Benefits
		Stock Option Plan
Name	Restricted Stock Units	Securities Underlying Awards Granted (Shares)	Weighted Average Exercise Price Per Share ($/sh)

Patrick J. Harshman	80,000	160,000	$9.69
Carolyn V. Aver	40,000	80,000	9.69
Charles Bonasera	30,000	60,000	9.69
Mark Carrington	30,000	60,000	9.69
Neven Haltmayer	32,500	65,000	9.69

All executive officers as a group (5 persons)	212,500	425,000	$9.69
All employees and consultants, including current officers who are not executive officers, as a group (668 persons)	1,747,300	612,600	$7.88

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the Votes Cast will be required to approve the proposed amendment to the 1995 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENT TO THE COMPANY’S 1995 PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1995 PLAN BY 5,000,000 SHARES.

PROPOSAL FOUR

AMENDMENT OF THE 2002 DIRECTOR OPTION PLAN

The Company’s stockholders are being asked to approve a 450,000 share increase in the number of shares of Common Stock reserved for issuance under the 2002 Director Stock Plan (the “2002 Plan”).

Proposed Amendment

We are seeking stockholder approval to increase the number of shares of Common Stock issuable under the 2002 Plan by 450,000 shares.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or by proxy and entitled to vote at our 2012 Annual Meeting.

Our Company’s non-employee directors have an interest in this proposal as they may receive stock options or restricted stock units under the terms of the 2002 Plan.

SUMMARY OF THE 2002 PLAN

The following is a summary of the principal features of the 2002 Plan, and its operation. This summary is qualified in its entirety by reference to the 2002 Plan.

Purposes

The purposes of the 2002 Plan are to attract the best available persons for service as non-employee directors of our Company and to encourage their continued service on our Board of Directors.

Term of Plan

The 2002 Plan will expire on May 14, 2018.

Eligibility

Only non-employee directors are eligible to receive awards under the 2002 Plan. Currently, our Board of Directors consists of nine directors, of whom eight are non-employee directors. Mr. Harshman, our current President and Chief Executive Officer, is not eligible to receive awards under the 2002 Plan.

Shares Subject to the Plan

Currently, the maximum aggregate number of shares which may be granted, either as stock options or restricted stock units, and sold under the 2002 Plan is 1,200,000 shares. As of March 30, 2012, 163,317 shares of Common Stock remain available for grant under the 2002 Plan. If this proposal is approved by our stockholders, an additional 450,000 shares will become available to be awarded under the 2002 Plan. The shares may be authorized, but unissued, or reacquired shares of Common Stock.

Share Counting Provisions

Each award of restricted stock units will count against the 2002 Plan share reserve as 1.5 shares for every unit granted. Conversely, any forfeitures of unvested restricted stock units will result in a credit to the 2002 Plan reserve of 1.5 shares for every unit forfeited. Each award of an option will debit the 2002 Plan reserve 1.0 share for every share subject to the option, and each forfeiture of unvested shares subject to an option will result in a credit to the 2002 Plan reserve of 1.0 share for every share forfeited.

No Repricing

No option granted under the 2002 Plan may be repriced without stockholder approval, including by means of an exchange for another award.

Administration

The 2002 Plan provides for grants of awards to be made in three ways:

1.	Initial Grants. Each new non-employee director who joins the Board (excluding a former employee director who ceases to be an employee director, but who remains a director) is entitled to receive stock options or restricted stock units, or a mix thereof, on the date that the individual is first appointed or elected to the Board, as determined by the Board in its sole discretion. An employee director who ceases to be an employee director, but who remains a director, will not receive this initial award.

2.	Ongoing Grants. Each non-employee director who has served on the Board for at least six months, as of the date of grant, will receive an annual grant of stock options or restricted stock units, or a mix thereof, as determined by the Board in its sole discretion.

3.	Discretionary Grants. The Board may make discretionary grants of stock options or restricted stock units (or a combination of options and restricted stock units) to any non-employee director.

Terms of Awards

Each award of restricted stock units or stock options is evidenced by a written agreement between us and the applicable non-employee director in such form, and subject to such terms and conditions, including vesting provisions, as the Board shall approve. Options are subject to the following terms and conditions:

1.	Option Term. The term of options may not exceed seven years.

2.	Exercise Price. The exercise price per share may not be less than 100% of the fair market value per share of the Common Stock on the grant date.

3.	Termination of Continuous Status as Director. If a non-employee director’s status as a director terminates, all of their vested options expire upon the earlier of the options’ original maximum term or three years following such termination of employment.

4.	Nontransferability of Options. Options granted under the 2002 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised, during the non-employee director’s lifetime, only by the non-employee director.

Terms of 2012 Awards

If this Proposal Three is approved by our stockholders, the Board expects to make equity awards with a value of approximately $105,000 to each incumbent non-employee director in 2012. The precise timing of these awards has not yet been determined.

Adjustments upon Changes in Capitalization, Dissolution, Merger or Change-in-Control

In the event of a stock split, reverse stock split, stock dividend, or any combination or reclassification of the Common Stock, or other similar change in our capital structure effected without receipt of consideration by us, proportionate adjustments will be made to the number of shares covered by each outstanding award, the number of shares authorized for issuance that remain available to be granted under the 2002 Plan, and the exercise price of each outstanding stock option. For this purpose, any conversion of convertible securities is not considered effected without our receiving consideration.

In the event of a proposed dissolution or liquidation of the Company, any unexercised options and unvested restricted stock units will terminate prior to the consummation of such proposed action.

If a successor corporation assumes or substitutes the options under the 2002 Plan as a result of a merger of the Company with or into another corporation or a change-in-control of the Company, as defined in the 2002 Plan (a “Change-in-Control”), such options will remain exercisable in accordance with the 2002 Plan. In the event of a Change-in-Control, all options and restricted stock units held by non-employee directors immediately become fully vested.

Amendment and Termination of the 2002 Plan

The Board may at any time amend, alter, suspend, or discontinue the 2002 Plan to the extent such actions do not impair the rights of any recipient of awards under the 2002 Plan, unless he or she consents. To the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company must obtain stockholder approval of any 2002 Plan amendment in the manner or to the degree required.

Certain Federal Income Tax Information

Stock Options. Options granted under the 2002 Plan are nonstatutory options and do not qualify as incentive stock options under Section 422 of the Code. An optionee will not recognize any taxable income at the time of grant of a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. Because the optionee is a director and therefore subject to Section 16 of the Exchange Act, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred unless the optionee files an election under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option.

Restricted Stock Units. A participant will not have taxable income upon grant of a restricted stock unit. Instead, he or she will recognize ordinary income at the time of settlement equal to the fair market value of the delivered shares. The Company will be entitled to a tax deduction in the amount and at the time that the non-employee director recognizes ordinary income with respect to shares acquired upon settlement of a restricted stock unit.

The foregoing summary of the federal income tax consequences of the 2002 Plan transactions is based on federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be complete and does not describe foreign, state, or local tax consequences.

2011 Grants Under 2002 Plan

The following table summarizes the approximate dollar value and number of restricted stock units granted under the 2002 Plan in 2011 to (i) each director who is not an executive officer, and (ii) all directors who are not executive officers as a group. Only directors who are not also executive officers are eligible to receive awards under the 2002 Plan. No options were granted under the 2002 Plan to any director in 2011.

	2002 Director Stock Plan(1)
Name	Dollar Value(2)	Number of Restricted Stock Units Granted
Harold Covert	$54,608	10,835
Patrick Gallagher	54,608	10,835
E. Floyd Kvamme	54,608	10,835
Anthony J. Ley	54,608	10,835
William F. Reddersen	54,608	10,835
Lewis Solomon	54,608	10,835
David R. Van Valkenburg	54,608	10,835
Non-Executive Officer Director Group (7 persons)	$382,256	75,845

(1)	Future benefits under the 2002 Plan are not determinable because the value of options and restricted stock units depends on the market price of the Common Stock on the date of exercise.
(2)	Indicates the value of restricted stock units granted under the 2002 Plan based on $5.04, the closing price of the Common Stock on December 30, 2011.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the Votes Cast will be required to approve the proposed amendment to the 2002 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 2002 DIRECTOR STOCK PLAN BY 450,000 SHARES.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2012. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1989, and has provided certain tax and other audit-related services to the Company. PricewaterhouseCoopers LLP has rotated Harmonic’s audit partners in compliance with current SEC regulations.

Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP, as the Audit Committee has the responsibility for selecting an independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
	(In thousands)
Audit Fees	$1,889	$1,906
Audit-Related Fees	—	376
Tax Fees	598	574
All Other	10	—

Total	$2,497	$2,856

AUDIT FEES

The audit fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of consents, and assistance with the review of documents, including registration statements, filed with the SEC.

AUDIT-RELATED FEES

The audit related fees for the year ended December 31, 2010 were for due diligence assignments and certain audit work related to the opening balance sheet of an acquired company in 2010.

TAX FEES

The tax fees for the years ended December 31, 2011 and 2010 included services related to the preparation of tax returns, discussions with tax authorities, claims for tax refunds, assistance with indirect tax issues and assistance with tax audits and appeals. For the years ended December 31, 2011 and 2010, approximately

$134,000 and $236,000, respectively, of the tax fees shown above were for advisory services related to the Company’s international support center and intercompany research and development cost-sharing arrangements, and approximately $359,000 and $182,000, respectively, of those tax fees were for advisory services related to the Company’s advance pricing agreement proposal to the IRS and other transfer pricing documentation.

ALL OTHER FEES

The All Other Fees for the year ended December 31, 2011 were for a software subscription service and for assistance with respect to a royalty arrangement in Israel.

Consistent with its charter, the Audit Committee pre-approves all audit and non-audit services from our independent registered public accounting firm and did so in 2011. Pre-approval authority may be delegated by the Audit Committee to the Chairman of the Audit Committee.

The Audit Committee has considered whether the services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the non-audit services provided.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with a written charter adopted by Harmonic’s Board of Directors and posted on the Company’s website at www.harmonicinc.com., the Audit Committee of the Board of Directors serves as the representative of the Board of Directors for general oversight of the quality and integrity of the Company’s financial accounting and reporting process, system of internal control over financial reporting, audit process, and process for monitoring compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process.

PricewaterhouseCoopers LLP, Harmonic’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards set by the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon.

The Audit Committee has:

1. Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and PricewaterhouseCoopers LLP and management has represented to the Audit Committee that Harmonic’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

2. Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T, including discussion of the quality and acceptability of Harmonic’s financial reporting process and controls; and

3. Received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence, and considered whether the provision of the non-audit services described above was compatible with maintaining their independence.

The Audit Committee meets regularly with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s adherence to applicable accounting principles and practices.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Harmonic’s management, which has primary responsibility for preparing financial statements and the financial reporting process, and the independent registered public accounting firm, which, in their report, express an opinion on the conformity of Harmonic’s annual consolidated financial statements to accounting principles generally accepted in the United States and of the Company’s internal control over financial reporting in accordance with the standards set by the PCAOB. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of Harmonic for the three years ended December 31, 2011 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee
Harold Covert
Patrick Gallagher
William Reddersen

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative return to stockholders of the Company’s Common Stock with the cumulative return of the NASDAQ Telecom Index and of the Standard & Poor’s (S&P) 500 Index for the period commencing December 31, 2006 and ending on December 31, 2011. The graph assumes that $100 was invested in each of the Common Stock, the S&P 500 and the NASDAQ Telecom Index on December 31, 2006, and assumes the reinvestment of dividends, if any. The comparisons shown in the graph below are based upon historical data. Harmonic cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Common Stock.

	12/06	12/07	12/08	12/09	12/10	12/11

Harmonic Inc.	100.00	144.15	77.17	87.07	117.88	69.33

NASDAQ Telecommunications	100.00	105.49	66.46	84.05	96.71	98.75

S&P 500	100.00	113.32	61.52	85.61	94.28	83.51

EXECUTIVE OFFICERS

The following sets forth certain information regarding the executive officers of Harmonic as of April 23, 2012:

Name	Age	Position
Patrick J. Harshman	47	President & Chief Executive Officer
Carolyn V. Aver	52	Chief Financial Officer
Charles J. Bonasera	54	Senior Vice President, Operations and Quality
Mark Carrington	52	Senior Vice President of Worldwide Sales
Neven Haltmayer	47	Senior Vice President, Research and Development

Patrick J. Harshman joined Harmonic in 1993 and was appointed President and Chief Executive Officer in May 2006. In December 2005, he was appointed Executive Vice President responsible for the majority of our operational functions, including the unified digital video and broadband optical networking divisions and global marketing. Prior to the consolidation of our product divisions, Dr. Harshman held the position of President of the Convergent Systems division and, for more than four years prior to that, was President of the Broadband Access Networks Division. Dr. Harshman has also previously held key leadership positions in marketing, international sales, and research and development. Dr. Harshman earned a Ph.D. in Electrical Engineering from the University of California, Berkeley, and completed an Executive Management Program at Stanford University.

Carolyn V. Aver joined Harmonic in June 2010 as Chief Financial Officer. From November 2007 to May 2010, she provided financial consulting services to a number of companies, including as the interim Chief Financial Officer of Axiom Legal, a global legal staffing firm. From 2002 to October 2007, when it was acquired by Oracle Corporation, she served as the Executive Vice President and Chief Financial Officer of Agile Software Corporation. From 1998 to 2000, Ms. Aver was the Chief Financial Officer of USWeb/CKS, until its merger with Whitman-Hart. She was the Chief Financial Officer of BackWeb from 1997 to 1998 and the Chief Financial Officer of ParcPlace-Digitalk from 1993 to 1997. From 1984 to 1993, Ms. Aver held various financial management roles, including the Vice President of Finance and Chief Financial Officer at Autodesk. Ms. Aver began her career with Arthur Young & Company (now Ernst & Young), and earned her CPA in 1986. She obtained a B.S. in Accounting from California State University East Bay.

Charles J. Bonasera joined Harmonic in November 2006 as Vice President, Operations and Quality. He became a Senior Vice President in March 2011. From 2005 to October 2006, Mr. Bonasera was Senior Director-Global Sourcing at Solectron Corporation, a global provider of electronics manufacturing services and supply chain solutions. From 1999 to 2005, Mr. Bonasera held various key positions in outsourcing strategies, commodity management, supply management and supply chain development at Sun Microsystems, Inc.

Mark Carrington rejoined Harmonic in July 2009, and served as Vice President of Services and Support before taking the role of Vice President of Worldwide Sales in November 2010. He became a Senior Vice President in March 2011. Previously, Mark had been the Vice President of Worldwide Sales and Services at DiviCom Inc, which was acquired by Harmonic in 2000, after which Mark assumed responsibilities as head of the consolidated field operations division. Between his tenures at Harmonic, Mark worked with the leadership of a number of start-up and small companies on growth strategies/execution, business planning and process improvement, and acted as the senior sales officer for three technology companies. Mark began his career at IBM in 1985 and held a number of strategic management positions before departing in 1996. He obtained a B.S. Marketing from California State University Sacramento and an MBA from Penn State.

Neven Haltmayer joined Harmonic in 2002, and was appointed Vice President, Research and Development in 2005. He became Senior Vice President, Research and Development in March 2011. Prior to that appointment, Mr. Haltmayer was Director of Engineering of Compression Systems and managed the development of Harmonic’s MPEG-2 and MPEG-4 AVC/H.264 encoder and Electra product lines. Between 2001 and 2002, Mr. Haltmayer held various key positions, including Vice President of Engineering, and was responsible for system integration and development of set top box middleware and interactive applications, while at Canal Plus Technologies. Mr. Haltmayer holds a Bachelor’s degree in Electrical Engineering from the University of Zagreb, Croatia.

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation and Equity Ownership Committee

The Compensation and Equity Ownership Committee (“Compensation Committee”) of Harmonic’s Board of Directors is responsible for approval of the Company’s executive compensation policies, compensation paid to executive officers, and administration of the Company’s equity ownership plans. The Compensation Committee currently consists of Messrs. Kvamme and Reddersen, neither of whom is an employee of the Company, and each of whom is independent under applicable NASDAQ listing standards and for the purposes of Section 162(m) of the Code and Section 16 of the Securities and Exchange Act of 1934, as amended. The charter of the Compensation Committee was adopted by the Board of Directors, and is posted on Harmonic’s website at www.harmonicinc.com.

The Compensation Committee has retained the services of Meyercord Associates (“Meyercord”), an independent compensation consulting firm, to assist the Compensation Committee in the evaluation of appropriate cash and equity compensation for executive management. Meyercord provides no other services to the Company, other than essentially the same services with respect to Board compensation. Meyercord makes recommendations to the Compensation Committee on the design and implementation of compensation plans, assists in determining the appropriate number of shares to be used for equity awards granted under the Company’s equity plans, reviews data and recommendations provided by management, and also reviews specific compensation proposals for each of the Company’s executive officers named in the Summary Compensation Table in the Company’s proxy statement for the applicable year (“NEO”). Meyercord attends all or part of certain Compensation Committee meetings, as requested by the Compensation Committee.

Role of Management

Harmonic’s CEO, assisted by our Senior Vice President of Human Resources, works with the Compensation Committee to establish meeting agendas. The CEO makes recommendations to the Compensation Committee with respect to the compensation of other members of executive management and the design and implementation of incentive compensation programs for NEOs. For 2011 executive compensation, these recommendations were developed with the assistance of Meyercord. The Compensation Committee considers the recommendations of management, but is not bound by such recommendations. The CEO does not make recommendations to the Compensation Committee with respect to his own compensation and is not present at portions of Compensation Committee meetings when his compensation is discussed or when the Compensation Committee elects to meet in executive session.

Compensation Philosophy and Programs

The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

•	provide a competitive total compensation package to attract, retain and motivate executives who must operate in a demanding and rapidly changing business environment;

•

relate total compensation for each executive, consisting of base salary, annual cash bonus and equity awards, to overall company performance and, in the case of base salary and equity awards, to individual performance;

•	tie annual cash bonus compensation to the achievement of objective performance parameters;

•

reflect competitive market requirements and strategic business needs in determining the appropriate mix of cash and non-cash compensation and short-term (base salary and annual cash bonus) and long-term compensation (equity awards);

•	put at risk a significant portion of each executive’s total target compensation, with the intent to reward superior performance by the Company; and

•	align the interests of our executives with those of our stockholders.

At our 2011 Annual Meeting of Stockholders, we held a stockholder advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay vote.” Our stockholders approved the compensation of our NEOs, with over 89% of stockholder votes cast voting in favor of the say-on-pay proposal. As we evaluated our compensation practices and talent needs throughout 2011, we were mindful of the support our stockholders expressed for our philosophy of linking compensation to our financial goals and in support of enhancing stockholder value. As a result, the Compensation Committee decided to retain our general approach with respect to our executive compensation programs, with an emphasis on delivering long-term and short-term incentive compensation that reward our executives commensurate with the value they deliver to our stockholders.

Management of Risk Arising from Incentive Compensation Policies

The Compensation Committee has considered whether the Company’s overall compensation program for employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. The Committee believes that our incentive plans are typical for our industry and market competitive, and that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. Several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long-term and short-term compensation incentives that we believe are properly weighted, the uniformity of compensation policies across the Company, caps on payments from the plans and the use of our business plan, which the Compensation Committee regards as setting an appropriate level of risk for the Company, as a baseline for our incentive bonus plan targets. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to inappropriate transactions in exchange for short-term compensation benefits.

Elements of Compensation

In order to achieve the above goals, our total compensation packages include base salary and annual bonus paid in cash, as well as long-term equity compensation in the form of stock options or restricted stock units, or a combination of each. We also make available benefit plans to our executive officers which are generally provided to all regular full-time employees of Harmonic. We believe that appropriately balancing the total compensation package and ensuring the incentive effect of each component of the package is necessary in order to provide market-competitive compensation. We focus on ensuring that the balance of the various components of our compensation program is optimized to motivate executives to improve our results on a cost-effective basis. The factors which are used to determine individual compensation packages are generally similar for each NEO, including our CEO.

In order to assess our compensation competitiveness against peer companies in 2011, management recommended a peer group, which included approximately 20 companies. These peer companies were selected from the telecommunications and video services technology industries based principally on revenue and market capitalization data that placed Harmonic approximately in the middle of the range.

The Compensation Committee then asked Meyercord to review management’s recommendations as to an appropriate peer group for Harmonic. Meyercord selected the final peer group companies based principally on revenue and market capitalization data, and the peer group included many technology companies in the Company’s immediate geographic area with whom the Company competes for executive talent. These peer group recommendations from management and Meyercord were reviewed and discussed by the Compensation Committee, and a final list, as shown below, was approved by the Compensation Committee. Data prepared by

Meyercord for the approved peer group were used by management in formulating recommendations to the Compensation Committee for 2011 cash and equity compensation. Information from Meyercord was also used in formulating the CEO’s recommendations to the Compensation Committee with respect to the design and implementation of compensation packages and for specific proposals related to the individual elements and total compensation packages for other NEOs, as well as for other employees.

The approved peer group for 2011 consisted of the following companies:

Ariba	Finisar
Arris Group	Infinera
Aruba Networks	Netgear
BigBand Networks	Plantronics
Blue Coat Systems	Quantum
Cadence	SeaChange International
Coherent	Sonus Networks
Electronics for Imaging	Synaptics
Extreme Networks	TIVO

Base Salary

Base salaries for NEOs, including that of the CEO, were set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. The aggregate value of our total cash compensation (base salary and bonus) for executives is generally targeted at approximately the 50th percentile of executive compensation of the approved peer group, with the intent that superior performance under incentive bonus plans would enable the executive to elevate total cash compensation to levels that are above the average of comparable companies. Following a review with Meyercord of the above factors and the data regarding our peer group, the Compensation Committee decided that no action should be taken to increase base salaries at the beginning of 2009, 2010 or 2011, other than for Mark Carrington, the Company’s then Senior Vice President, Worldwide Sales, in 2011. Increases to base salaries were not made in those years, other than to Mr. Carrington in 2011, in part because the Committee believed that significant adjustments were unnecessary, and in part because of management’s desire to control expenses in response to the global economic recession in 2009 and 2010 and its impact on the Company’s business. Mr. Carrington’s base annual salary was increased from $225,000 in 2010 to $260,000 in 2011, bringing him in line with the other Senior Vice President NEOs. Base salaries for NEOs are disclosed in the Summary Compensation Table on page 37 of this Proxy Statement.

Incentive Bonus Plan

The Company’s annual incentive bonus plan in which NEOs participate reflects the Compensation Committee’s belief that a meaningful component of executive compensation should be contingent on the Company achieving performance targets, thereby introducing a significant element of “pay for performance” and appropriate incentives to produce superior results.

For 2009, a target bonus was established for each NEO participant by reference to the data from the peer group for the relevant year, with 50% of the target bonus tied to a non-GAAP operating income target (excluding certain non-cash and non-recurring charges and credits) and the other 50% to a revenue target) and such targets were reviewed with Meyercord. The Compensation Committee changed the weighting of operating income and revenue from the 60/40 ratio in 2008 because it believed that, with management having achieved targeted operating income levels in 2008, increased revenue weighting would provide an appropriate incentive for greater revenue growth.

For 2010, the Compensation Committee further modified the incentive plan for each of the NEOs, other than the Vice President, Worldwide Sales, resulting in three components weighted as follows: revenue (40%); non-GAAP operating income (40%); and strategic revenue (20%). For the Vice President, Worldwide Sales, the components were revenue (80%), strategic revenue (10%) and operating income (10%). The strategic revenue component was added in 2010 to induce management to focus efforts on the Company achieving specified revenue goals in certain strategic categories.

For 2011, the Compensation Committee again modified the incentive plan for each NEO, with 60% of the target bonus tied to a revenue target and 40% tied to non-GAAP operating income for each of the NEOs, other than the Vice President, Worldwide Sales, whose percentages were 80% for revenue and 20% for non-GAAP operating income. The Compensation Committee dropped the strategic revenue component it used in 2010, and applied the percentage of the target bonus previously allocated to strategic revenue to the revenue component (or, in the case of the Senior Vice President, Worldwide Sales, to non-GAAP operating income), because, with a focus on fully integrating Omneon into our business, it was determined that an overarching concentration on Company revenue and operating income was sufficient and appropriate.

In addition, the 2009, 2010 and 2011 incentive bonus plans had minimum thresholds for each component which had to be met in order for any payout to be made, and a cap of 200% of target bonus for any individual, including NEOs. Total payouts for all participants, including NEOs, from the 2009 incentive bonus plan was also limited to 10% of pre-bonus operating income, as defined.

For 2011, the Compensation Committee approved the following targets for the incentive plan:

	Revenue	Non-GAAP Operating Income (as defined)
		$ Millions
Threshold	$520	$52
Target	$580	$87
Maximum	$640	$112

For performance between these levels, bonus payouts would be determined by straight line interpolation. No payments would be made under any component of the 2011 incentive plan, other than to the Senior Vice President, Worldwide Sales, if non-GAAP operating income fell below $52 million.

We do not publicly disclose operating income targets or revenue targets for the current year because such information is an integral part of our business plan, and, as such, is highly confidential commercial and business information. In addition, we believe that the disclosure of such targets could be confusing and misleading to investors, as the Company does not provide annual revenue or operating income guidance to investors. Disclosing specific targets would provide competitors and other third parties with insights into our planning process and would therefore cause competitive harm.

The Compensation Committee believed that the 2011 bonus targets were challenging, but achievable, based on their review of the Company’s operating plan for 2011, their experience with respect to the Company’s historical performance in a business heavily dependent on the capital spending plans of a limited number of large customers, and their assessment of the difficult economic environment had only begun to improve in the second half of 2010. In 2011, the Company did not exceed the target for either revenue or non-GAAP operating income, but did exceed the threshold for both revenue and non-GAAP operating income. As a result, the incentive pool was funded at approximately 42% of the total targeted amount. Bonus payments from the 2011 incentive bonus plan were approved by the Compensation Committee in January 2012, and made to executive officer participants in February 2012, as disclosed in the Summary Compensation Table on page 37 of this Proxy Statement. All bonus amounts paid to NEOs with respect to 2011 were paid pursuant to the 2011 incentive bonus plan.

Equity Compensation Plans

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serve to motivate employees, and particularly executive management, to make decisions that will, in the long run, deliver the best returns to stockholders, thus rewarding excellent long-term performance. Since 2010, stock options and restricted stock units (“RSUs”) have been granted to executive management, including NEOs, when they join the Company, and on an annual basis thereafter.

Stock options and RSUs generally vest over a four year period, and stock options are granted at an exercise price equal to the fair market value of the Company’s common stock at the date of grant. The size of an initial equity award grant is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance, potential contributions, and, to a lesser extent, the vesting status of previously awards. This approach is designed to align optionees’ interests with stockholders’ interests over the long term, as no benefit is realized from the grant unless the price of the Company’s common stock has increased over the number of years that the award vests.

The Compensation Committee awarded stock options to most employees, including NEOs, on an annual basis until 2009, when the use of stock options was replaced by restricted stock units for most non-executive employees. In prior years, the total pool of annual grants to be made to all employees, including NEOs, was determined principally by reference to guidelines published by shareholder advisory firms such as RiskMetrics (“RM”) and, in part, to historic practice. The guidelines generally refer to metrics such as total annual awards as a percentage of shares outstanding and total outstanding awards as a percentage of fully diluted shares. Historically, the Compensation Committee has set the total pool of equity awards to result in the Company’s use of options being substantially lower than the guideline amounts.

In 2007, the Compensation Committee concluded that Harmonic should increase the equity component of officer compensation in order to protect the Company from the potential loss of executive talent to companies with more generous equity compensation policies. An analysis by Top Five, an executive compensation consulting firm, of equity awards at peer group companies was presented by management to the Compensation Committee. The Compensation Committee considered these data, reviewed it with Meyercord, and, in conjunction with other information, including experience with other public company equity compensation programs, the Compensation Committee concluded that it should increase both the total pool of option awards for 2007 and individual awards to each NEO. The Compensation Committee adopted the same policy in determining the total amount and distribution of 2009, 2010 and 2011 awards. In February and March 2011, the Compensation Committee approved the grant of a blend of restricted stock units and stock options to NEOs and certain other key employees and made the aggregate value of the awards, on the date of grant, consistent with approximately the 65th percentile of the peer group companies. In addition, a special award of RSUs was made to each NEO and selected key employees in February 2010 because the Compensation Committee desired to recognize the efforts of management, including the NEOs and selected key employees, in their execution of various strategic initiatives in 2009, in particular the integration of Scopus Video Networks following its acquisition in March 2009.

Executive officers are also eligible to participate in the Company’s 2002 Employee Stock Purchase Plan (ESPP). The ESPP is available on a broad basis to the Company’s employees. The ESPP allows eligible employees to purchase the Company’s common stock at a price equal to 85% of the lower of the fair market value at the beginning of a six month offering period or the fair market value at the end of the offering period, with the purchase amount limited to the lesser of 10% of eligible compensation or 3,000 shares per offering period, or as otherwise limited by applicable IRS regulations.

Financial Accounting Standards Codification Topic 718 of the Financial Accounting Standards Board (“FASC Topic 718”) requires the Company to record a charge to earnings for equity compensation. However, the Compensation Committee believes that the Company should continue to operate its equity compensation plans in spite of the significant non-cash charges incurred by the Company as a result of the application of FASC Topic 718. The Compensation Committee continues to monitor the impact of the accounting standard on Harmonic’s earnings, changes in the design and operation of equity compensation plans by other companies, particularly those with whom the Company competes locally for employees, and the attitude of financial analysts and investors towards these significant and potentially volatile non-cash charges. In order to mitigate the impact of this new standard on earnings, the Company has implemented changes to our option grant policy and ESPP structure that lessens the expense against earnings that the Company recognizes on these awards. The Company reduced the term of employee option grants from ten years to seven years for grants made on or after February 27, 2006. In addition, the Board of Directors and stockholders approved an amendment to the Company’s ESPP in 2006 to reduce the “look-back” feature from 24 months to six months. More recently, the Compensation Committee reviewed, with the assistance of Meyercord, equity grant practices by peer companies. Having noted a trend towards increasing use of restricted stock unit awards, rather than stock options, by many other companies, the Compensation Committee determined in early 2009 that, for new equity awards, it would award a preponderance of restricted stock units and limit the use of stock options. In 2009, 2010 and 2011 most employees who received equity awards, other than NEOs, received them in the form of restricted stock units. This practice generally results in lower and more predictable accounting charges.

The Compensation Committee continues to believe that broad-based equity plans reward long-term performance and remain an essential element of a competitive compensation package, as such plans are offered currently by most public and private technology companies in Silicon Valley with whom the Company competes for both executive and non-executive employees. Approximately 99% of eligible employees currently hold stock options and/or restricted stock units, and approximately 66% of eligible employees are currently participating in the Company’s ESPP.

Equity Compensation Grant Practice

The Compensation Committee approves all stock option or restricted stock unit grants, except for certain grants made to non-executive employees in the ordinary course of business, for which it has delegated authority to the CEO, within pre-approved parameters, pursuant to an Employee Equity Issuance Policy. The Compensation Committee reviews all grants made pursuant to the Employee Equity Issuance Policy. Initial hire grants of stock options that are within the CEO’s approved range are made on the first Friday following the employee’s start date, initial hire grants of restricted stock units are made on the second Friday of each month, and any other grants made by the CEO pursuant to authority granted by the Compensation Committee are made on Fridays of the week of such grant. Stock options are granted at 100% of the closing price of our stock on the NASDAQ Global Select Market on the date of grant.

Initial hire grants that are for executives reporting to the CEO or grants which are above the CEO’s approved range are approved by the Compensation Committee, with the grant date being the day of approval by the Compensation Committee and, if in the form of a stock option, the exercise price being the closing price of the stock on the NASDAQ Global Select Market on that date. The initial grants are effective as of the date of grant, with vesting generally beginning on the date of commencement of employment. Annual grants are usually made in the first half of the year, and, in 2011, these grants were made in February. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of stock options or restricted stock units with any favorable or unfavorable news released by the Company. The timing of initial grants is driven by the date of hire of our new employees. The Board of Directors and Compensation Committee meeting schedules, for review and approval of annual grants, are usually established several months in advance for the calendar year. Proximity of any awards to an earnings announcement or other market events is coincidental.

Retirement Benefits

The Company does not provide pension benefits or deferred compensation plans to any of its employees, including NEOs, other than a 401(k) deferred compensation plan which is open to all regular, full-time U.S. employees. The Company suspended matching contributions to the 401(k) plan in 2009, 2010 and 2011. The Compensation Committee reviews regularly the performance of, and changes to, the 401(k) plan.

Change-of-Control Agreements

The Company does not have employment agreements with any of its NEOs. However, as a historical practice, it has generally provided change of control severance agreements to its NEOs. These agreements are designed to incentivize continuing service to the Company by NEOs in the event that the Company may be in discussions regarding strategic transactions and to provide short-term benefits in the event that a NEO’s position is eliminated or responsibilities or compensation are reduced following a change of control.

The Company has entered into a change of control severance agreement with each of its NEOs. Under the terms of the respective NEO’s change of control severance agreement, in the event of termination of the NEO other than for cause (as defined in the relevant change of control severance agreement) within 18 months following a change in control of the Company, the NEO will be entitled to certain payments. Mr. Harshman, the Company’s President and Chief Executive Officer, will receive a lump-sum payment of twice his annual salary, an amount equal to twice the greater of 50% of his then annual target bonus and the average of the actual bonus paid to him in each of the two prior years, and a continuation of his health, dental, and life insurance benefits for up to one year after the change of control. The other NEOs will receive a lump-sum payment of one year’s salary, an amount equal to the greater of 50% of the NEO’s then annual target bonus and the average of the actual bonus paid to the NEO in each of the two prior years, and a continuation of the NEO’s health, dental and life insurance benefits for up to one year after the change of control. These agreements also provide for out-placement assistance and the full acceleration of unvested stock options and any restricted stock awards held by the respective NEO in the event of such termination, subject to certain limitations.

Other Compensation

Other elements of executive compensation include life and long-term disability insurance and health benefits. These benefits are available to all regular, full-time U.S. employees of the Company on the same basis, and similar benefits are provided to most employees in other countries. Until cancelled in mid-2011, all NEOs had access to a supplemental medical plan which provided coverage of additional out-of-pocket medical costs, subject to an annual limit . Management periodically reviews the level of benefits provided to all employees and adjusts those levels as appropriate. Company payments for NEOs pursuant to these other elements of compensation in 2009, 2010 and 2011 are included in the “All Other Compensation” column in the Summary Compensation Table on page 37 of this Proxy Statement.

Approvals

In March 2011, the Compensation Committee approved the 2010 cash incentive compensation for all NEOs. The Company’s CEO was not present during the portion of the meetings during which his compensation was discussed and approved. Equity compensation awards were also approved by the Compensation Committee in February and March 2011.

Stock Ownership Guidelines

The Company currently has no stock ownership guidelines for its NEOs.

Financial Restatements

The Company has never restated its financial statements and does not have an established practice regarding the adjustment of bonus payments if the performance measures on which they were based are restated in a manner that would change the amount of an award.

Section 162(m)

We have considered the potential future effects of Section 162(m) of the Code on the compensation paid to our NEOs. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer, the Chief Financial Officer or the three other most highly compensated executive officers, unless such compensation is “performance-based” under Section 162(m). For 2011, no executive officer received compensation subject to Section 162(m) in excess of $1.0 million. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation

The Compensation and Equity Ownership Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Compensation and Equity Ownership Committee

E. Floyd Kvamme
William Reddersen

The information contained above under the captions “Report of the Audit Committee of the Board of Directors” and “Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference to such filing.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table (“SCT”) sets forth summary information concerning the compensation earned by our Named Executive Officers (“NEOs”), including Patrick J. Harshman, our President and Chief Executive Officer, Carolyn V. Aver, our Chief Financial Officer, and the three most highly compensated executive officers of the Company in 2011, in each case for services to our Company, in all capacities, during the fiscal years ended December 31, 2011, 2010 and 2009.

Name & Principal Position	Year	Salary	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other(5)	Total
Patrick J. Harshman,	2011	$450,000	$775,200	$701,424	$190,980	$20,185	$2,137,789
President & Chief	2010	450,000	769,200	619,496	454,950	17,742	2,311,388
Executive Officer	2009	450,000	591,150	555,204	101,520	20,457	1,718,331

Carolyn V. Aver,	2011	325,000	387,600	366,192	84,880	14,112	1,177,784
Chief Financial Officer(1)	2010	186,250	630,300	608,520	117,950	7,442	1,550,462
	2009	—	—	—	—	—	—

Charles Bonasera,	2011	250,000	290,700	274,644	63,660	13,209	892,213
Senior Vice President, Operations and Quality	2010 2009	250,000 245,385	310,885 197,050	247,798 185,068	151,650 41,454	18,479 20,841	978,812 689,798

Mark Carrington,	2011	260,000	290,700	274,644	211,035	5,920	1,042,299
Senior Vice President,	2010	225,577	387,940	357,534	157,243	5,737	1,134,031
Worldwide Sales(2)	2009	—	—	—	—	—	—

Neven Haltmayer,	2011	250,000	314,925	297,531	63,660	17,487	943,603
Senior Vice President,	2010	250,000	310,885	247,798	153,570	17,479	979,732
Research & Development	2009	245,192	236,460	222,082	42,300	21,370	767,404

(1)	Ms. Aver joined the Company as its Chief Financial Officer in June 2010.
(2)	Mr. Carrington became Vice President, Services and Support in January 2010, Vice President, Worldwide Sales in November 2010, and Senior Vice President, Worldwide Sales in March 2011.
(3)	The amounts in this column represent the fair value of the restricted stock unit award or option award, as applicable, on the grant date, computed in accordance with applicable accounting standards, and do not reflect actual amounts paid or received by any officer. The grant date fair market value of the option awards is calculated using the Black-Scholes valuation model and the assumptions described in footnote (5) on page 38 of this Proxy Statement.
(4)	The amounts in this column represent payments made in February 2012, 2011 and 2010 under our 2011, 2010, and 2009 incentive bonus plans, respectively.
(5)	The amounts in this column represent group life insurance premiums, medical and dental plan premiums and reimbursement of certain medical costs under two supplemental plans.

GRANT OF PLAN-BASED AWARD

The following table summarizes certain information regarding non-equity and equity plan-based awards granted by Harmonic to the NEOs in 2011:

	Grant Date for Equity Based	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards(4)	Closing Price on Grant Date	Grant Date Fair Value of Option Awards(5)
Name	Awards	Threshold	Target	Maximum
Patrick J. Harshman	3/4/11	$—	$450,000	$900,000	80,000	160,000	$9.69	$9.69	$775,200
Carolyn V. Aver	3/4/11	—	200,000	400,000	40,000	80,000	9.69	9.69	387,600
Charles Bonasera	3/4/11	—	150,000	300,000	30,000	60,000	9.69	9.69	274,644
Mark Carrington	3/4/11	—	260,000	(6)	30,000	60,000	9.69	9.69	274,644
Neven Haltmayer	3/4/11	—	150,000	300,000	32,500	65,000	9.69	9.69	297,531

(1)	The estimated future payouts under non-equity incentive plans refers to potential payouts under our 2011 incentive bonus plan. The goals for the 2011 incentive bonus plan were approved by the Compensation Committee in March 2011. The actual payout amounts for each executive officer in 2012 were reviewed and approved by the Compensation Committee and the Board of Directors in February 2012 upon availability of financial results for 2011 and are included in the Summary Compensation Table on page 37 of this Proxy Statement.
(2)	Restricted stock units granted to executive officers during 2011 vest 25% upon completion of 12 months service and 1/8 per six-month period thereafter.
(3)	Options granted to executive officers during 2011 expire 7 years from the date of grant and vest 25% upon completion of 12 months service and 1/48 per month thereafter.
(4)	The exercise price for option grants is the fair market value of the Company’s stock on the date of grant.
(5)	This amount represents the fair value of the award on the grant date, and is determined according to applicable accounting standards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The option exercise price has not been deducted from these amounts. The actual value of the option will depend upon the market value of Harmonic’s common stock at the time the option is exercised. The grant date fair market value of the option awards is calculated using the Black-Scholes valuation model and is based on the following assumptions:

Assumption	2011 Rate	2010 Rate
Average risk free interest rate	.08%	2.4%
Average expected term (year)	4.75%	4.75%
Average expected volatility	55%	56%
(6)	With respect to one performance category under Mr. Carrington’s bonus plan, the maximum award would be $104,000. With respect to the second performance category under his bonus plan, the potential payout is uncapped.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2011

The following table summarizes stock options outstanding as of December 31, 2011 for each of the NEOs:

	Outstanding Equity Awards at December 31, 2011
Name	Vesting Commencement Date(1)	Number of Shares Not Vested		Value of Shares Not Vested(2)	Stock Options Outstanding	Number of Securities Underlying Unexercised Options (# Exercisable)(3)		Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price	Option Expiration Date
Patrick J. Harshman	1/28/03				21,326	21,326		—	3.46	1/28/13
	2/27/06				80,000	80,000		—	5.87	2/27/13
	5/4/06				150,000	150,000		—	5.14	5/4/13
	1/20/04				50,000	50,000		—	9.29	1/20/14
	5/1/07				200,000	200,000		—	8.20	5/1/14
	5/3/05				48,674	48,674		—	5.86	5/3/15
	4/1/08				200,000	183,333	(19)	16,667	8.17	5/15/15
	2/15/09				195,000	138,125	(20)	56,875	5.63	2/24/16
	2/15/10				195,000	89,375	(21)	105,625	6.41	2/19/17
	2/15/11				160,000	—	(22)	160,000	9.69	3/4/18
	2/15/09	39,375	(4)	$198,450
	2/15/10	—	(5)	—
	2/15/10	65,625	(6)	330,750
	2/15/11	80,000	(7)	403,200

Carolyn V. Aver	6/1/10				220,000	82,500	(23)	137,500	5.73	6/1/17
	2/15/11				80,000	—	(24)	80,000	9.69	3/4/18
	6/1/10	68,750	(8)	346,500
	2/15/11	40,000	(9)	201,600

Charles Bonasera	4/1/07				21,703	21,703		—	8.20	5/1/14
	4/1/08				100,000	91,666	(25)	8,334	8.17	5/15/15
	2/15/09				45,000	26,041	(26)	18,959	5.63	2/24/16
	2/15/10				78,000	35,750	(27)	42,250	6.41	2/19/17
	2/15/11				60,000	—	(28)	60,000	9.69	3/4/18
	2/15/09	13,125	(10)	66,150
	2/15/10	—	(11)	—
	2/15/10	26,250	(12)	132,300
	2/15/11	30,000	(13)	151,200

Mark Carrington	1/4/10				60,000	28,750	(29)	31,250	6.56	1/4/17
	2/15/10				26,000	11,916	(30)	14,084	6.41	2/19/17
	11/15/10				25,000	6,770	(31)	18,230	6.76	11/30/17
	2/15/11				60,000	—	(28)	60,000	9.69	3/4/18
	1/4/10	18,000	(14)	90,720
	2/15/10	8,750	(15)	44,100
	11/15/10	11,250	(16)	56,700
	2/15/11	30,000	(13)	151,200

Neven Haltmayer	2/27/06				6,335	6,335		—	5.87	2/27/13
	1/14/04				8,000	8,000		—	8.93	1/14/14
	4/1/07				70,000	70,000		—	8.20	5/1/14
	4/1/2008				100,000	91,666	(25)	8,334	8.17	5/15/15
	2/15/2009				78,000	55,250		22,750	5.63	2/24/16
	2/15/2010				78,000	35,750	(27)	42,250	6.41	2/19/17
	2/15/11				65,000	—	(32)	65,000	9.69	3/4/18
	2/15/09	15,750	(17)	79,380
	2/15/10	—	(11)	—
	2/15/10	26,250	(12)	132,300
	2/15/11	32,500	(18)	163,800

(1)	Under our Stock Plan, our restricted stock unit awards generally vest 25% upon completion of 12 months service and 1/8 per six month period thereafter, contingent upon continued employment. Exceptions to this vesting are identified in footnotes 5 and 11 below.
(2)	The value of the shares not vested is the number of shares multiplied by $5.04, the closing price of the Company’s stock on December 30, 2011.
(3)	Under our Stock Plan, these options vest 25% upon completion of 12 months service and 1/48 per month thereafter and expire after seven years or ten years from date of grant, contingent upon continued employment.
(4)	As of December 31, 2011, 39,375 shares subject to this restricted stock unit award were vested, 13,125 shares will vest on February 15, 2012, and an additional 13,125 shares will vest at six-month intervals thereafter until all shares are vested.
(5)	As of December 31, 2011, the 15,000 shares subject to this restricted stock unit award were vested.
(6)	As of December 31, 2011, 65,625 shares subject to this restricted stock unit award were vested, 13,125 shares will vest on February 15, 2012, and an additional 13,125 shares will vest at six-month intervals thereafter until all shares are vested.
(7)	As of December 31, 2011, no shares subject to this restricted stock unit award were vested, 20,000 shares will vest on February 15, 2012, and an additional 10,000 shares will vest at six-month intervals thereafter until all shares are vested.
(8)	As of December 31, 2011, 41,250 shares subject to this restricted stock unit award were vested. 13,750 shares will vest on May 15, 2012, and an additional 13,750 shares will vest at six-month intervals thereafter until all shares are vested.
(9)	As of December 31, 2011, no shares subject to this restricted stock unit award were vested, 10,000 shares will vest on February 15, 2012, and an additional 5,000 shares will vest at six-month intervals thereafter until all shares are vested.
(10)	As of December 31, 2011, 21,875 shares subject to this restricted stock unit award were vested, 4,375 shares will vest on February 15, 2012, and an additional 4,375 shares will vest at six-month intervals thereafter until all shares are vested.
(11)	As of December 31, 2011, the 6,500 shares subject to this restricted stock unit award were vested.
(12)	As of December 31, 2011, 15,750 shares subject to this restricted stock unit award were vested, 5,250 shares will vest on February 15, 2012, and an additional 5,250 shares will vest at six-month intervals thereafter until all shares are vested.
(13)	As of December 31, 2011, no shares subject to this restricted stock unit award were vested, 7,500 shares will vest on February 15, 2012, and an additional 3,750 shares will vest at six-month intervals thereafter until all shares are vested.
(14)	As of December 31, 2011, 12,000 shares subject to this restricted stock unit award were vested, 3,600 shares will vest on February 15, 2012, and an additional 3,600 shares will vest at six-month intervals thereafter until all shares are vested.
(15)	As of December 31, 2011, 5,250 shares subject to this restricted stock unit award were vested, 1,750 shares will vest on February 15, 2012, and an additional 1,750 shares will vest at six-month intervals thereafter until all shares are vested.
(16)	As of December 31, 2011, 3,750 shares subject to this restricted stock unit award were vested, 1,875 shares will vest on February 15, 2012, and an additional 1,875 shares will vest at six-month intervals thereafter until all shares are vested.
(17)	As of December 31, 2011, 26,250 shares subject to this restricted stock unit award were vested, 5,250 shares will vest on February 15, 2012, and an additional 5,250 shares will vest at six-month intervals thereafter until all shares are vested.
(18)	As of December 31, 2011, no shares subject to this restricted stock unit award were vested, 8,126 shares will vest on February 15, 2012, and an additional 4,063 shares will vest at six-month intervals thereafter until all shares are vested.
(19)	As of December 31, 2011, 183,333 shares subject to this option were vested and an additional 4,167 shares will vest monthly thereafter until all shares are vested.

(20)	As of December 31, 2011, 138,125 shares subject to this option were vested and an additional 4,062 shares will vest monthly thereafter until all shares are vested.
(21)	As of December 31, 2011, 89,375 shares subject to this option were vested and an additional 4,062 shares subject to this option will vest monthly thereafter until all shares are vested.
(22)	As of December 31, 2011, no shares subject to this option were vested, 40,000 shares will vest on February 15, 2012, and an additional 3,333 shares will vest monthly thereafter until all shares are vested.
(23)	As of December 31, 2011, 82,500 shares subject to this option were vested, and an additional 4,583 shares will vest monthly thereafter until all shares are vested
(24)	As of December 31, 2011, no shares subject to this option were vested, 20,000 shares will vest on February 15, 2012, and an additional 1,666 shares will vest monthly thereafter until all shares are vested
(25)	As of December 31, 2011, 91,666 shares subject to this option were vested and an additional 2,084 shares subject to this option will vest monthly thereafter until all shares are vested.
(26)	As of December 31, 2011, 46,041 shares subject to this option were vested and an additional 1,354 shares will vest monthly thereafter until all shares are vested.
(27)	As of December 31, 2011, 35,750 shares subject to this option were vested and an additional 1,625 shares will vest monthly thereafter until all shares are vested.
(28)	As of December 31, 2011, no shares subject to this option were vested, 15,000 shares will vest on February 15, 2012, and an additional 1,250 shares will vest monthly thereafter until all shares are vested.
(29)	As of December 31, 2011, 28,750 shares subject to this option were vested, and an additional 1,250 shares will vest monthly thereafter until all shares are vested.
(30)	As of December 31, 2011, 11,916 shares subject to this option were vested, and an additional 542 shares will vest monthly thereafter until all shares are vested.
(31)	As of December 31, 2011, 6,770 shares subject to this option were vested, and an additional 521 shares will vest monthly thereafter until all shares are vested.
(32)	As of December 31, 2011, no shares subject to this option were vested, 16,250 shares will vest on February 15, 2012, and an additional 1,354 shares will vest monthly thereafter until all shares are vested.

OPTIONS EXERCISED DURING 2011

The following table summarizes the options exercised, during the year ended December 31, 2011, by our NEO’s and the value realized upon exercise (which is the number of shares under each option exercised multiplied by (a) the closing price of the Company’s stock on the day of exercise, less (b) the exercise price of the respective option):

	Option Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise
Charles Bonasera	68,297	$90,894
Neven Haltmayer	49,665	$203,393

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

There are no pension or retirement benefit plans for any of the NEOs, other than a 401(k) deferred compensation plan which is available to all regular, full-time U.S. employees of the Company. The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2008. Matching contributions were suspended at the beginning of 2009.

CHANGE-OF-CONTROL AGREEMENTS

The Company does not have employment agreements with any of its NEOs. The Company has entered into change of control severance agreements with each of the NEO’s. Based on a hypothetical termination date of December 31, 2011, the respective amounts paid to the NEOs in the event of a change of control would have been:

Name	Salary ($)	Bonus ($)	Value of Unvested Restricted Stock(1)(2)	Value of Unvested Stock Options(1)(2)	Other(3)	Total(4)
Patrick J. Harshman	$900,000	$322,965	$932,400	$0	$27,944	$2,183,309
Carolyn V. Aver	325,000	101,420	548,100	0	23,749	998,269
Charles Bonasera	250,000	107,660	349,650	0	29,075	736,385
Mark Carrington	260,000	134,139	342,720	0	15,945	752,804
Neven Haltmayer	250,000	108,620	375,480	0	27,944	762,044

(1)	The amounts in this column represent the value which would have been realized by the acceleration of unvested restricted stock units and unvested stock options, calculated by, in the case of options, multiplying the number of shares subject to acceleration by the difference between $5.04, the closing price of the Company’s common stock on December 30, 2011 and the exercise price of the respective option. The value of RSUs is the number of shares multiplied by the closing price of the Company’s common stock on December 30, 2011.
(2)	The Company’s change of control severance agreements have a provision that all unvested restricted stock and options will be fully accelerated upon a change of control.
(3)	The amounts in the column “Other” represent the maximum cost of continuing health, dental and life insurance benefits and outplacement fees.
(4)	The Company’s change of control severance agreements have a provision that payments will either be made in full, with the executive paying any applicable Section 280G excise taxes, or the payments will be reduced to a level that does not trigger the Section 280G excise tax, whichever results in a greater amount. The amounts shown in the table assume that the executive would elect to receive full payment and pay any applicable excise taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Equity Ownership Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EQUITY PLAN INFORMATION AS OF DECEMBER 31, 2011

Plan Category	(a) Number of Securities to be Issued upon Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity plans approved by security holders(1)	13,017,000	$5.43	10,724,496

(1)	All of the Company’s equity compensation plans have been approved by stockholders. This includes information, as of December 31, 2011, regarding the 1995 Stock Plan, the 2002 Director Stock Plan and the Employee Stock Purchase Plan.
(2)	This column does not reflect options assumed in acquisitions where the plans governing the options will not be used for future awards.
(3)	This column does not reflect the price of shares underlying the assumed options referred to in footnote (2) of this table. The weighted average exercise price of outstanding options, warrants and rights, excluding the Company’s unvested restricted stock units for which there is no exercise consideration, is $7.60.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of April, 23, 2012, by: (i) each beneficial owner of more than 5% of the Company’s common stock; (ii) each director and each nominee to the Company’s Board of Directors; (iii) each NEO; and (iv) all of the Company’s current directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The addresses for each of the directors, nominees for director and named executive officers of the Company is c/o Harmonic Inc., 4300 North First Street, San Jose, California 95134.

Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)
BlackRock Inc., 40 East 52nd Street, New York, NY 10022(2)	10,028,632	8.35%
The Vanguard Group, Inc. 100 Vanguard Blvd, Malvern, PA 19355(3)	5,937,737	5.05%
Lewis Solomon(4)	127,794	*
Harold Covert(5)	77,794	*
Patrick Gallagher(6)	77,794	*
E. Floyd Kvamme(7)	621,478	*
Anthony J. Ley(8)	388,838	*
William F. Reddersen(9)	121,624	*
Susan G. Swenson(10)	—	*
David R. Van Valkenburg(11)	157,794	*
Patrick J. Harshman(12)	1,243,639	1.05%
Carolyn V. Aver(13)	182,398	*
Charles Bonasera(14)	231,649	*
Mark Carrington(15)	104,856	*
Neven Haltmayer(16)	344,397	*
All directors and executive officers as a group (13 persons)(17)	3,579,285	2.95%

*	Percentage of shares beneficially owned is less than one percent of total.
(1)	The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity is based on 117,573,225 shares of common stock outstanding on April 23, 2011. Shares of common stock subject to stock options which are currently exercisable or will become exercisable, and restricted stock units which are currently vested or will become vested, within 60 days of April 23, 2012 are deemed outstanding for purposes of computing the percentage of the person or group holding such options or restricted stock units, but are not deemed outstanding for purposes of computing the percentage of any other person or group.
(2)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 10, 2012 by BlackRock Inc. and other reporting persons named therein, all of which are subsidiaries of BlackRock Inc., and includes all shares beneficially held by BlackRock Inc. and its subsidiaries.
(3)	Based solely on a review of a Schedule 13G filed with SEC on February 8, 2012 by The Vanguard Group, Inc.
(4)	Includes 80,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(5)	Includes 30,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(6)	Includes 30,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(7)	Includes 80,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(8)	Includes no shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.

(9)	Includes 60,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(10)	Ms. Swenson became a Director on February 29, 2012. She has not yet received an equity award.
(11)	Includes 80,000 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(12)	Includes 1,079,583 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(13)	Includes 150,416 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(14)	Includes 221,369 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(15)	Includes 83,186 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(16)	Includes 316,501 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.
(17)	Includes 2,211,055 shares which may be acquired upon exercise of options exercisable or vesting of restricted stock units within 60 days of April 23, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the NASDAQ Global Select Market. Executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, with respect to 2011, all filing requirements applicable to its officers, directors and 10% stockholders were complied with, except as follows: (i) David Van Valkenburg, a Director of the Company, filed a Form 4, reporting an open market purchase of 5,000 shares of Common Stock, on August 11, 2011, one day after the Form 4 was due; (ii) Carolyn V. Aver, an executive officer of the Company, filed a Form 4, reporting the vesting of 27,500 shares of Common Stock subject to restricted stock units and a transfer to the Company of 10,087 shares of Common Stock to cover tax withholding by the Company in connection with such vesting, ten days after the Form 4 was due because of an administrative error at the Company with respect to the date of such vesting; and (iii) Charles Bonasera, an executive officer of the Company, filed a Form 4, reporting the exercise of a stock option for 20,000 shares of Common Stock, eight days after the Form 4 was due because the Company’s independent, outside equity plan administrator did not timely notify the Company of the exercise, which it was obligated to do.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is Harmonic’s policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in the Company’s Code of Business Conduct and Ethics, which is posted on our website. All related party transactions must be reviewed and approved by the Company’s Audit Committee.

Except for the compensation agreements and other arrangements that are described under “Executive Compensation”, beginning on page 37 of this Proxy Statement, there was not during 2011, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

The Company’s Audit Committee has the responsibility to review proposed related party transactions for potential conflicts of interest and to approve all such transactions in advance.

OTHER MATTERS

The Company knows of no other matters to be submitted for stockholder action at the 2012 Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

Carolyn V. Aver
Secretary

Dated: May 8, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/hlit Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

22625	Fulfillment
24519

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS SPECIFIED HEREON. THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4 AND 5 IF NO SPECIFICATION IS MADE. THIS PROXY WILL BE VOTED BY THE NAMED PROXIES IN THEIR DISCRETION ON OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.	Please mark your votes as indicated in this example	☒

The Board of Directors of Harmonic Inc. recommends a vote FOR Proposal Nos. 1, 2, 3, 4 and 5.
			FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	To elect seven directors to serve until the earlier of the 2013 Annual Stockholders Meeting or until their successors are elected and duly qualified.		☐	☐	☐	2.	To approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐

	01 Patrick J. Harshman 02 Lewis Solomon 03 Harold Covert 04 Patrick Gallagher	05 E. Floyd Kvamme 06 William F. Reddersen 07 Susan G. Swenson				3.	To approve an amendment to the 1995 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 5,000,000 shares.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) * Exceptions						4.	To approve an amendment to the 2002 Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 450,000 shares.	☐	☐	☐

						5.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.	☐	☐	☐

						Please complete, sign and date this proxy and return promptly in the enclosed envelope.

	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Harmonic Inc. account online.

Access your Harmonic Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Harmonic Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-311-5582

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/hlit

▼   FOLD AND DETACH HERE  ▼

HARMONIC INC.

4300 North First Street

San Jose, CA 95134

PROXY FOR AN

ANNUAL MEETING OF STOCKHOLDERS

June 27, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick J. Harshman and Carolyn V. Aver, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Harmonic Inc. held of record May 1, 2012 by the undersigned at the Annual Meeting of Stockholders of Harmonic Inc. to be held at the Company’s offices located at 4300 North First Street, San Jose, California, on June 27, 2012, at 10:00 A.M. Pacific Time, or at any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated May 8, 2012, and a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	22625	Fulfillment 24519